UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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CSG SYSTEMS INTERNATIONAL, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

Meeting Date:  May 18, 2017

CSG Systems International, Inc.

9555 Maroon Circle, Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF CSG SYSTEMS INTERNATIONAL, INC.

Date:	May 18, 2017

Time:	8:00 a.m. local time

Place:	Sofitel Chicago Water Tower Hotel 20 East Chestnut Street Chicago, Illinois 60611

Agenda:	1.	To elect four Class II Directors nominated by our Board of Directors;
	2.	To approve, on an advisory basis, the frequency of advisory votes on the compensation of our named executive officers;
3. 4. 5.

To approve, on an advisory basis, the compensation of our named executive officers;

To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017; and

To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

Record Date:

The Board of Directors fixed the close of business on March 22, 2017 as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors of CSG Systems International, Inc.

Gregory L. Cannon

Secretary

April 4, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2017: The proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders in lieu of a paper copy of the proxy statement, related materials, and our annual report to stockholders.

The Notice of Internet Availability provides instructions as to how stockholders can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online, or by completing and returning a proxy card.  Shares held in “street name” may be voted by providing voting instructions to the institution that holds your shares.  Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

All stockholders are welcome to attend the annual meeting. If you attend the meeting and are a stockholder of record, you may vote in person. If you wish to attend and vote at the meeting and your shares are held in “street name,” you will need to obtain a proxy from the institution that holds your shares and should advise such institution not to vote your shares. A proxy which you give will not be used if you attend the meeting in person and so request.

Proxy Summary

2017 ANNUAL MEETING

This summary highlights information contained in this Proxy Statement. It is intended to assist you in your review of the proposals to be acted upon, and to provide key information about CSG Systems International, Inc. For more complete information on any specific topic, please refer to the Table of Contents on the previous page.

Meeting:	2017 Annual Meeting of Stockholders
Date:	May 18, 2017
Time:	8:00 a.m. local time
Place:	Sofitel Chicago Water Tower Hotel 20 East Chestnut Street, Chicago, Illinois 60611
Record Date:	March 22, 2017
These proxy materials are being made available to stockholders starting on or about April 4, 2017.

Proposals To Be Voted Upon
Proposal	Board Recommendation	Page #
1. To elect four Class II Directors nominated by our Board of Directors	For Each Nominee	12
2. To approve, on an advisory basis, the frequency of advisory votes on the compensation of our named executive officers	Every Year	46
3. To approve, on an advisory basis, the compensation of our named executive officers	For	47
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017	For	48

DIRECTOR NOMINEES
Name	Age	Director Since	Occupation	Independent	Committee Membership
David G. Barnes	55	2014	Senior Vice President, Finance of Stantec Inc.	Yes	Audit (Chair)
Marwan H. Fawaz	54	2016	CEO of Nest Labs, Inc.	Yes	Nominating and Corporate Governance
John L. M. Hughes	65	2011

Chairman of the Board for Just-Eat Group plc, Spectris plc, and privately-held IQSA Group, director on the boards of Equinix, Inc., and privately-held Scorpion Ventures Limited. Member of the Advisory Board of Strattam Investment Capital Fund Chair

				Yes	Compensation Nominating and Corporate Governance
Donald V. Smith	74	2002	Retired, former Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc.	Yes	Compensation Nominating and Corporate Governance

Proxy Summary	i

2016 Business Highlights

Key highlights of our 2016 performance include the following:

•	Increased total revenues by 1% to $761.0 million, driven largely by the 5% growth in our cloud and related solutions revenues;
•	Extended our market-leading position supporting the broadband and video market with successful customer account conversions, the addition of new logos, and the global expansion of our cable footprint;

•	Grew our managed services client roster with expanded service agreements and new client relationships with Tier 1 and Tier 2 operators around the globe;
•

Expanded our support for content creators, retailers, and communication service providers with our next generation, cloud-based Ascendon platform to deliver digital services in innovative, new ways; and

•

Generated profitable operating results, strong cash flows, and ended the year with a solid balance sheet, all of which support our continued investments in the business. Our strong results plus a balanced capital allocation policy all work together to drive long-term shareholder value.

Governance Highlights

Our corporate governance practices are reviewed regularly. We believe they reflect best practices, as highlighted below:

•	Introduced a new formal, structured annual board member evaluation process conducted by an independent third party governance expert;
•	Majority voting for uncontested director elections with plurality voting for contested director elections;
•	Independent Board Chair;
•	All other directors independent (other than our Chief Executive Officer);
•	Regular executive sessions of independent directors;
•	Independent Audit, Compensation, and Nominating & Corporate Governance Committees;
•	Independent Compensation Consultant;
•	Board engagement in long-term succession planning and talent management discussions;
•	Meaningful director and executive stock ownership guidelines;
•	Anti-hedging, anti-short sale, and anti-pledging policies;
•	Annual independent director evaluation of the Chief Executive Officer;
•	Code of Ethics and Business Conduct for directors, officers, and employees;
•	Annual advisory approval of executive compensation;
•	Limitations on consideration given to our named executive officers (to include no excise tax gross-ups) upon the occurrence of a change of control;
•	Limited perquisites; and
•	No evergreen provisions for equity plans.

Compensation Highlights

Our compensation program is designed to attract and retain highly qualified executives and create incentive compensation opportunities aligned with our strategic goals and evolving competitive and governance practices.

Highlights for 2016 include:

•	Approximately 95% of the votes cast on our 2016 say-on-pay proposal were in favor of our executive compensation program and policies;
•	At least 54% of total target compensation for each executive was based on the achievement of key financial measures; and
•

We delivered upon the majority of our key initiatives during 2016 and achieved a number of our financial targets. As a result, our named executive officers earned the annual performance bonus payouts and the majority of potential performance-based stock vesting under our executive compensation program.

ii	Proxy Summary

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING

Why am I receiving these materials?

CSG Systems International, Inc. (“we,” “us,” “our,” or the “Company”) will hold our 2017 Annual Meeting of Stockholders on May 18, 2017 (the “Annual Meeting”). These proxy materials explain the items of business that will be brought to a vote.

As a stockholder, you are invited to attend and vote at our Annual Meeting, or at any adjournment or postponement thereof. To ensure your vote is counted, our Board of Directors (the “Board”) is soliciting your proxy to vote on your behalf.

What information is contained in this proxy statement?

This proxy statement explains the proposals to be voted on at the Annual Meeting, describes the voting process, and provides information about corporate governance,	our Board, and the compensation of our directors and certain executive officers.

How do I get electronic access to the proxy materials?

You may view our proxy materials at www.proxyvote.com.

What items of business will be voted on at the Annual Meeting?

Four proposals are scheduled to be voted on at the Annual Meeting:

Proposal	Board recommendation
Proposal 1—To elect four Class II Directors nominated by our Board	FOR each nominee
Proposal 2—To approve, on an advisory basis, the frequency of advisory votes on the compensation of our named executive officers	Every Year
Proposal 3—To approve, on an advisory basis, the compensation of our named executive officers	FOR
Proposal 4—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017	FOR

Each of these proposals is discussed in this proxy statement.	We also will transact any other business that properly comes before the Annual Meeting.

What shares can I vote?

You are entitled to one vote for each share of our common stock that you own as of the close of business on March 22, 2017 (the “record date”). You also can vote all shares for which you hold a valid proxy. At the close of business on the record date, there were 33,837,093 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

CSG Systems International, Inc.	2017 Proxy Statement	1

May I attend the Annual Meeting?

You may attend the Annual Meeting only if you were a stockholder of the Company as of the record date or you hold a valid proxy for the Annual Meeting. You can vote	your shares even if you do not attend the Annual Meeting, and we encourage you to do so.

May I vote my shares in person at the Annual Meeting?

If you are a stockholder of record—meaning you hold our common stock in your name—you may vote those shares in person at the Annual Meeting. If you are a beneficial owner—meaning that a broker, bank, trustee, or other nominee holds your common stock in “street name”—you can vote at the Annual Meeting only if you obtain a legal proxy from the record holder giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.

May I vote my shares without attending the Annual Meeting?

You may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you will receive a “Notice of Internet Availability” which explains how to access the proxy materials online, contains a listing of matters to be considered at the meeting, and describes how shares can be voted by telephone, online, or by completing and returning a proxy card. If you hold shares beneficially in street name, your broker, bank, trustee, or nominee has the right to vote the shares, but should provide you a means to give voting instructions.

May I change or revoke my vote?

You may change or revoke your vote at any time before we take the vote at the Annual Meeting.

If you are a stockholder of record, there are three ways to change or revoke your vote before the conclusion of the Annual Meeting: (1) deliver a new proxy bearing a later date (which automatically revokes your earlier proxy) by mail, telephone, or over the Internet; (2) provide a written notice of revocation to our Secretary at our principal offices listed above; or (3) attend the Annual Meeting, specifically revoke your proxy, and vote in person. If you attend the Annual Meeting but do not specifically revoke your previously granted proxy, your proxy will remain in effect.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee. Alternatively, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you can attend the Annual Meeting and vote in person.

How many shares must be present or represented to conduct business at the Annual Meeting?

We can hold the Annual Meeting and transact business if a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. Abstentions are counted for the purpose of determining whether there is a quorum.

“Broker non-votes” are counted for the purpose of determining whether there is a quorum as long as the bank, broker, or nominee uses its “discretionary authority” to vote on Proposal 4 (auditor ratification). Broker non-votes and discretionary authority are described below.

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What is the voting requirement to approve each of the proposals?

For Proposal 1, the election of directors, each nominee who receives a majority of the votes cast will be elected as director. A majority of votes cast means that the number of votes cast FOR a director’s election exceeds the number of votes cast AGAINST that director’s election.  For Proposal 2, the frequency of the advisory votes on the compensation of our named executive officers (“NEOs”) receiving the highest number of votes will be considered the frequency recommended by stockholders.  Each of Proposals 3 and 4 will be approved if the proposal receives the affirmative FOR vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are not considered votes cast on Proposal 1, the election of directors, and will not affect the outcome of the election of directors.  Abstentions and broker non-votes will have no effect on the outcome of Proposal 2. With respect to Proposals 3 and 4, abstentions and broker non-votes will have the same effect as AGAINST votes. With respect to the election of directors, in the event a director does not receive a majority of the votes cast, that director will be required to submit his or her resignation to the full Board, with a presumption that the resignation will be accepted unless the Board determines that there is a compelling reason for the director to remain on the Board.

Although the advisory vote to approve the compensation of our NEOs for 2016 and the frequency of the advisory votes on the compensation of our NEOs are non-binding, as provided by law, our Board and the Compensation Committee will review the results of the votes and will consider the results in making future decisions on executive compensation and the frequency of advisory votes on executive compensation.

How are votes counted?

Votes cast in person or by proxy will be tabulated by the inspector appointed for the Annual Meeting. If you provide specific instructions on your proxy card, your shares will be voted as you instruct. If you do not give instructions, your shares will be voted as recommended by the Board as follows:

•	For the election of each of the four Class II Directors nominated by our Board and named in this proxy statement;
•	For the approval, on an advisory basis, of an advisory vote every year on the compensation of our named executive officers;
•	For the approval, on an advisory basis, of the compensation of our named executive officers; and
•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017.

What happens if additional matters are presented at the Annual Meeting?

We are not aware of any business to be acted upon at the Annual Meeting other than the four proposals described in this proxy statement. If you grant a proxy, the individuals named as proxy holders, Bret C. Griess and Gregory L. Cannon, and each or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason a nominee is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates as the Board may nominate.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our directors, executives, and regular employees, without additional remuneration, and their appointed agents, may solicit proxies or votes in person, by telephone, or by electronic communication. We will request banks, brokers, and other fiduciaries to forward proxy materials to the owners of stock held in their names and will reimburse the reasonable out-of-pocket expenses incurred in connection with that distribution.

CSG Systems International, Inc.	2017 Proxy Statement	3

Where can I find the voting results of the Annual Meeting?

We intend to announce voting results as well as the Board’s decision on the frequency of future advisory votes on executive compensation in a Current Report on

Form 8-K filed with the SEC no later than four business days after the Annual Meeting.

4	CSG Systems International, Inc.	2017 Proxy Statement

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Directors

Our current directors include: David G. Barnes, Ronald H. Cooper, Marwan H. Fawaz, Bret C. Griess, John L. M. Hughes, Janice I. Obuchowski, Donald B. Reed, Frank V.

Sica, Donald V. Smith, and James A. Unruh.  See Proposal 1 - Election of Directors on page 12 for more information regarding our directors.

Director Independence

The Board has determined that every Board member except Mr. Griess, our President and Chief Executive Officer (“CEO”), is an “independent director” as defined in the applicable rules of The NASDAQ Stock Market, Inc. or NASDAQ. We believe that having a Board made up predominantly of independent, experienced directors with independent oversight by a non-executive Chair (as further described below) is in the best interests of our Company and our stockholders.

Corporate Governance Practices and Documents

The Board encourages you to visit our corporate governance page on our website at http://ir.csgi.com/documents.cfm which provides information about our corporate governance practices and includes the following documents:

•	Committee charters;
•	Code of Ethics and Business Conduct;
•	Corporate Governance Guidelines; and
•	Share Ownership Guidelines.

Information on our website is not incorporated by reference in this proxy statement.

Majority Voting

We use a majority voting standard in the election of directors. Thus, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), each nominee to the Board will be elected by the vote of a “majority of the votes cast,” meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election.  The election of directors at the Annual Meeting is an “uncontested election.”  Abstentions and broker non-votes will not count as votes cast for purposes of this provision. If any incumbent director does not receive a majority of votes cast in favor of his or her re-election to the Board, that director will be required to submit his or her resignation to the full Board, with a presumption that the resignation will be accepted unless the Board determines that there is a compelling reason for the director to remain on the Board. In the case of a contested election, directors will continue to be elected by a plurality vote.

Communications with the Board

We invite stockholders to send written communications to the Board or to individual Board members. Please send your letter in care of the Secretary of the Company at the address shown on the first page of this proxy statement. If a letter relates to publicly available information about the Company or our stock, the Secretary will respond to the writer directly. If a letter is primarily commercial in nature or, at the discretion of the Secretary, relates to an improper or irrelevant topic, the Secretary will make a record of it, but will not transmit the communication to the Board. Any letter that relates to accounting, internal accounting controls, or auditing matters will be forwarded to the Chair of the Audit Committee. All other letters will be forwarded to the entire Board or to the individual Board member(s) to whom they are addressed.

CSG Systems International, Inc.	2017 Proxy Statement	5

Annual Meeting Attendance

Historically, very few stockholders have attended our annual meetings; almost all stockholders who vote do so by proxy. Accordingly, directors are not required to attend our annual meetings. We expect employee directors to attend if their schedules permit, and non-employee directors are welcome to attend if they wish. All of our directors attended our 2016 Annual Meeting. The Board scheduled our 2017 Annual Meeting to coincide with a regular quarterly meeting of the Board so that all members present at the quarterly meeting of the Board can attend the Annual Meeting as well.

Director Attendance at Board Meetings

During 2016 the Board held five meetings. All directors attended at least 75% of the total number of meetings of the Board and of the committees on which they served during 2016. In addition, during 2016 the Board held four executive sessions during which only independent directors were present.

Board Committees

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David G. Barnes	C
Ronald H. Cooper	M	C	M
Marwan H. Fawaz			M
Bret C. Griess
John L. M. Hughes		M	M
Janice I. Obuchowski	M		C
Donald B. Reed	M
Frank V. Sica		M
Donald V. Smith		M	M
James A. Unruh		M

“C” Chair

“M” Member

Audit Committee

The Audit Committee is presently composed of Mr. Barnes (Chair), Mr. Cooper, Ms. Obuchowski, and Mr. Reed. The Audit Committee’s primary purposes are to oversee our accounting and financial reporting processes, the audits of our financial statements, and our risk and compliance management programs.

As required by the Audit Committee charter (located at http://ir.csgi.com/documents.cfm), all members of the Audit Committee satisfy all NASDAQ requirements applicable to audit committee members and are “independent” as defined by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by NASDAQ. The Board has determined that Mr. Barnes, Mr. Cooper, and Mr. Reed are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee held four meetings during 2016.

Compensation Committee

The Compensation Committee is presently composed of Mr. Cooper (Chair effective as of April 1, 2017), Mr. Hughes, Mr. Sica (former Chair), Mr. Smith, and Mr. Unruh. The Compensation Committee’s primary purposes are to review and recommend senior management compensation and benefit policies, evaluate the performance of our executive officers, and review and recommend the compensation of our executive officers. In addition, the Compensation Committee has independent authority to administer and grant equity awards under our equity plans and our Performance Bonus Program for executive officers. The Compensation Committee also is responsible for ongoing oversight and evaluation of our compensation policies and practices for employees generally as they relate to risk management. The Compensation Committee may delegate any of its responsibilities to a subcommittee or the Chairman of the Compensation Committee.  The Compensation Committee may also delegate to one or more of our officers the authority to grant awards to non-executive officers and employees of our Company under our equity compensation plans.

6	CSG Systems International, Inc.	2017 Proxy Statement

As required by the Compensation Committee charter (located at http://ir.csgi.com/documents.cfm), all members of the Compensation Committee are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and are “independent” as defined by the rules promulgated by the SEC under the Exchange Act, and by NASDAQ. The Compensation Committee may delegate its authority in accordance with the Compensation Committee charter. The Compensation Committee held four meetings during 2016.

Determining Executive Officer Compensation and Use of Independent Compensation Consultant. To assist the Compensation Committee with its responsibilities, the Committee retains an independent compensation consultant, consults with our CEO and our head of Human Resources, and draws upon the extensive business experience of its members. The Compensation Committee directs the independent compensation consulting firm to prepare a comprehensive formal assessment of the competitiveness of our executive officer compensation program, including a comparison of the principal components of our program (base salaries, performance bonuses, and equity awards) with those of a peer group of other public companies. The Compensation Committee considers this assessment and other data provided by the consultant in arriving at its decisions or recommendations to the Board with respect to base salaries, performance bonuses, and long-term incentives for our executive officers. For additional information about our executive compensation program, processes, and procedures, see the Compensation Discussion and Analysis beginning on page 23.

The Compensation Committee periodically evaluates the qualifications of its independent compensation consultant. The Compensation Committee currently utilizes Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. During 2016 Pearl Meyer provided only executive compensation guidance to the Compensation Committee and did not provide any other services to the Company. During 2016 the Compensation Committee requested information from Pearl Meyer, our executives, and our Board members in order to assess the independence of Pearl Meyer as the Committee’s compensation consultant and to determine whether Pearl Meyer’s work raised any conflict of interest. Based on the information provided, the Compensation Committee determined that Pearl Meyer was independent and that the work of Pearl Meyer did not raise a conflict of interest.

Determining Non-Employee Director Equity Awards. In making equity awards to our non-employee directors, the

Compensation Committee considers relevant information provided by the independent compensation consultant and the recommendations of our Nominating and Corporate Governance Committee and the Board.

Risks Related to Compensation Policies and Practices for All Employees. The Compensation Committee does not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. A number of the factors considered by the Compensation Committee when it develops executive compensation recommendations have the effect of mitigating risk. Additionally, executive officers and certain members of senior management regularly review our employee compensation policies and practices, including the elements of our compensation programs, to determine whether any element or program design encourages excessive risk taking. The Board and senior management consider the following factors that reduce the likelihood of excessive risk taking:

•

Our “clawback” policy included in our executive employment agreements authorizes us, in certain cases, to reduce or cancel, or require recovery of, all or a portion of an executive officer’s annual bonus or long-term incentive compensation award;

•

Our compensation program consists of a balance of multiple elements, including base salary, annual cash incentive programs, and, for some employees, long-term equity incentive awards that are earned over a number of years;

•

The structure of our annual cash incentives for executive officers includes multiple performance measures that are objective and quantifiable with a corresponding minimum and maximum payout range and our sales compensation plan includes provisions to mitigate risk to the Company;

•

A significant portion of our executive officers’ pay is tied to long-term equity awards based on the achievement of pre-determined financial measures that we believe align the long-term interests of our executives with those of our stockholders;

•	Our executive officers are subject to stock ownership guidelines and must comply with our insider trading policy;
•	We have effective management processes, including a formal risk assessment process and strong internal controls; and
•	Our Board and Audit Committee maintain regular oversight of our risk management program.

CSG Systems International, Inc.	2017 Proxy Statement	7

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has ever been an officer or employee of the Company. In 2016 no member of the Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under SEC rules. During 2016 none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee presently is composed of Mr. Cooper (former Chair), Mr. Fawaz, Mr. Hughes, Ms. Obuchowski (Chair effective as of April 1, 2017), and Mr. Smith. The Nominating and Corporate Governance Committee’s primary purposes are to: (1) identify individuals qualified to become Board members; (2) recommend to the Board nominees for election as directors and directors for appointment to Board committees; (3) evaluate the Board’s performance, in conjunction with the new formal and structured annual board evaluation process conducted by an independent service provider; (4) review and recommend the compensation of our directors; and (5) develop and recommend for Board approval our Corporate Governance Guidelines and Code of Ethics and Business Conduct.

The Nominating and Corporate Governance Committee charter (located at http://ir.csgi.com/documents.cfm) requires that a majority of the members be independent directors. The Nominating and Corporate Governance Committee held four meetings during 2016.

What We Look for in Director Nominees. In recommending nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills, and areas of expertise needed to enable the Board and its committees to properly discharge their responsibilities. When there is a need, the Nominating and Corporate Governance Committee utilizes the services of executive search firms with well-established board practices to assist in the identification and recruitment of qualified director nominees. This process supports our objective of recruiting highly qualified candidates that meet our specific criteria for skills, professional and governance experience, diversity, and the personal attributes we are seeking as discussed in more detail below. The Nominating and Corporate Governance Committee considers it necessary for the Board to have at least one independent member who qualifies as an “audit committee financial expert” and takes that requirement into account when recommending nominees. When identifying and assessing a candidate’s qualifications, the Nominating and Corporate Governance Committee considers, among other things: (1) the number and type of other boards on which the candidate serves; (2) the candidate’s other business and professional commitments and potential conflicts of interest; (3) the candidate’s ability and willingness to devote the required amount of time to service as a Board member and as a member of one or more Board committees; and (4) the candidate’s age, background, reputation, independence, experience, skills, and judgment.

Although we do not have a written policy on diversity, our Nominating and Corporate Governance Committee considers the diversity of the Board’s membership when nominating directors. We interpret the term “diversity” in its broadest sense and believe it encompasses many attributes, including age, background, experience, skills, substantive expertise, gender, ethnicity, geography, and education. Our Board is particularly interested in maintaining a collective group of individuals with experience in operations, finance, accounting, marketing, human resources, sales, and international business, particularly in the technology and communication service provider and related industries. We also consider whether nominees are active or retired executive officers of public or private companies and whether they have ever served on the board of a public company.

Our Board members also should display the personal attributes necessary to be effective directors: integrity, sound judgment, independence, ability to operate collaboratively, and a fiduciary commitment to the Company and our stockholders. We believe the current members of our Board have a diverse set of business and personal experiences, backgrounds and expertise, and that they all share the personal attributes described above.

Stockholder Recommended Director Candidates. The Nominating and Corporate Governance Committee will consider qualified nominees recommended by our stockholders for election as directors in the same manner that the committee considers other director candidates. A stockholder who wishes to recommend a nominee for the Board should submit the recommendation in writing to the Secretary of the Company indicating the proposed nominee’s qualifications and other relevant biographical information and providing written confirmation that the proposed nominee consents to serve as a director if nominated and elected. See Stockholder Proposals on page 51 of this proxy statement for additional requirements and information. Our Secretary will forward

8	CSG Systems International, Inc.	2017 Proxy Statement

qualifying recommendations from stockholders to the ChairChair of the Nominating and Corporate Governance Committee for further review and consideration. Our bylaws provide that stockholder nominations for election to the Board are subject to certain advance notice and informational requirements. Stockholders may obtain a copy of the relevant bylaw provisions from our Secretary at CSG Systems International, Inc., 9555 Maroon Circle, Englewood, Colorado 80112.

Annual Board Member Evaluation Process

The Chair of the Nominating and Corporate Governance Committee coordinates an annual evaluation process, conducted by an independent, third party governance expert, by which the Board's and the Board committees' performance and procedures are evaluated to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. The results of the annual evaluation are discussed and considered by the full Board. The first annual evaluation will be focused on the performance of the full Board, and subsequent annual evaluations will be performed on the Board’s nominees for election at the then upcoming Annual Meeting.

Risk and Compliance Oversight

The Board is responsible for oversight of our risks. To administer our risk and compliance management program, we established a Business Risk Committee comprised of our executive officers), chaired by our Chief Financial Officer (“CFO”), and coordinated by our internal audit department. The internal audit department reports directly to the Audit Committee, and prepares a quarterly report for the Audit Committee summarizing material existing and emerging business risks.

We also maintain a formal risk assessment and risk mitigation program that is administered by our CFO.  Executive officers, in conjunction with members of our internal audit department, review this program periodically throughout the year. This program is intended to: (1) identify those risks that are most likely to affect our business; (2) assign an executive to be responsible for monitoring and mitigating those risks; and (3) provide a formal mechanism for the assigned executive to report back periodically on the adequacy and effect of mitigation efforts. The Audit Committee and the Board review the results of this program at each regularly scheduled meeting. In addition, our Chief Compliance Officer has a reporting relationship to the Audit Committee and provides a quarterly report to the Committee on compliance risks, issues, and activities.

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Board and the Audit Committee, along with an experienced Business Risk Committee with intimate knowledge of our business, industry, and challenges.

Board Leadership Structure

Since 2005 an independent director has served as non-executive Chairman of the Board. Currently, Mr. Reed serves in that position. We believe it is beneficial to separate the roles of Chairman of the Board and CEO for two reasons: the responsibilities of each position can be clearly delineated, and each individual can devote more time to a single position.

Our Corporate Governance Guidelines permit the Board to modify this leadership structure. In the future, if the Board believes it would be in the best interest of the Company and our stockholders, the Board may decide that one person should serve as both CEO and Chairman of the Board.

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Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct applicable to all directors, officers, and employees of the Company. Our Code of Ethics and Business Conduct and Corporate Governance Guidelines are available on our website under Investor Relations, Corporate Governance, located at http://ir.csgi.com/documents.cfm. Information on our website is not incorporated by reference in this proxy statement. We will disclose on our website any amendments to our Code of Ethics and Business Conduct, or any waiver of a provision of our Code of Ethics and Business Conduct that is required to be disclosed under applicable rules of the SEC.

Other Board Information

There are no family relationships between any of our directors or executive officers. There are no arrangements between any director, nominee, or executive officer of the Company and any other person pursuant to which such director, nominee, or executive officer was selected for such position.

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COMPENSATION OF DIRECTORS

During 2016 each non-employee director of the Company received an annual fee of $75,000, or an amount pro-rated for their time on the Board in 2016 payable in quarterly installments. Additionally, each non-employee director received an annual equity grant in the form of 3,000 restricted stock awards as determined by the Compensation Committee, which vests on the first anniversary of the grant. The annual Chair retainers in 2016 also paid in quarterly installments, were as follows:

•	Chairman of the Board: $50,000;
•	Chair of the Audit Committee: $16,000;
•	Chair of the Nominating and Corporate Governance Committee: $10,000; and
•	Chair of the Compensation Committee: $16,000.

A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Griess is the only current officer or employee of the Company who serves as a director, and he does not currently serve on any Board committee.

2016 Director Compensation

The following table contains information about the compensation of our non-employee directors for 2016. All amounts have been rounded to the nearest dollar.

Name	Fees Earned	Stock Awards (1)	Total
David G. Barnes	$91,000	$129,300	$220,300
Ronald H. Cooper	85,000	129,300	214,300
Marwan H. Fawaz (2)	62,500	129,300	191,800
John L. M. Hughes (3)	75,000	129,300	204,300
Janice I. Obuchowski	75,000	129,300	204,300
Donald B. Reed	125,000	129,300	254,300
Frank V. Sica	91,000	129,300	220,300
Donald V. Smith	75,000	129,300	204,300
James A. Unruh	75,000	129,300	204,300
Totals	$754,500	$1,163,700	$1,918,200

(1)    This column reflects the aggregate grant date fair value of restricted stock awards granted during the year computed in accordance with the accounting rules Financial Accounting Standards Board ("FASB") has issued Accounting Standards Codification ("ASC") Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the date of grant, August 24, 2016. Each Board member was granted 3,000 shares of restricted stock in 2016 which will vest one year from the date of grant. The aggregate number of shares outstanding as of December 31, 2016 for each Board member is 3,000 shares for a total of 27,000 shares for all Board members.

(2) Mr. Fawaz joined the Board effective March 1, 2016.
(3) As a foreign (U.K.) citizen, Mr. Hughes is subject to mandatory U.S. tax withholding on his director fees and stock awards which is deducted from his compensation.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The Board is divided into three classes presently consisting of three Class I Directors, four Class II Directors, and three Class III Directors.  Class I consists of Ronald H. Cooper, Janice I. Obuchowski, and Donald B. Reed, whose terms will expire at the 2019 annual meeting of stockholders. Class II consists of David G. Barnes, Marwan H. Fawaz, John L. M. Hughes, and Donald V. Smith, whose terms will expire at the Annual Meeting to be held on May 18, 2017. Class III consists of Bret C. Griess, Frank V. Sica, and James A. Unruh, whose terms will expire at the 2018 annual meeting of stockholders.

Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect

Messrs. Barnes, Fawaz, Hughes, and Smith as the Class II Directors to serve until the 2020 annual meeting of stockholders. The proxy may not be voted for more than four directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company presently expects that all four nominees will be able to serve, and each of the director nominees has consented to serve as directors on the Board.

The following chart outlines the areas of expertise that each director serving on the Board possesses. In addition, we have provided a brief summary of those skills with each director’s biographical information below.

Director Skills and Experience	David G. Barnes	Ronald H. Cooper	Marwan H. Fawaz	Bret C. Griess	John L. M. Hughes	Janice I. Obuchowski	Donald B. Reed	Frank V. Sica	Donald V. Smith	James A. Unruh
Accounting / Finance	●	●		●			●	●	●	●
Capital Markets / Debt Financing	●				●			●	●	●
Corporate Governance	●	●	●	●	●	●	●	●	●	●
Executive Leadership	●	●	●	●	●	●	●	●	●	●
Government / Public Policy		●				●	●		●
Information Security / Privacy			●	●
International	●	●	●	●	●	●	●	●	●	●
Marketing / Sales		●	●	●	●		●		●	●
Mergers / Acquisitions	●	●	●	●	●			●	●	●

The Board Recommends a vote FOR the Election of Each of the Four Nominees for Class II Director.

The following information relates to the Board’s nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Class II Directors – Term to Expire in 2020:

DAVID G. BARNES

Age: 55 Director Since: February 2014	Board Committees: • Audit Committee (Chair)

Mr. Barnes currently serves as the Senior Vice President, Finance of Stantec Inc., a publicly traded global provider of engineering, consulting, and construction services. From 2009 through 2016 he served as Executive Vice President and CFO of MWH Global Inc., an employee-owned engineering and construction firm. MWH Global Inc. was acquired by Stantec Inc. in 2016. From 2006 to 2008 he was Executive Vice President of Western Union Financial Services. From 2004 to 2006 Mr. Barnes served as CFO of Radio Shack Corporation. From 1999 to 2004 he was Vice President, Treasurer, and U.S. CFO for Coors Brewing Company. Mr. Barnes holds an M.B.A. degree from the University of Chicago and a B.A. degree from Yale University.

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Skills and Qualifications

Corporate Governance: Significant knowledge of public company governance functions such as approval of annual budgets and compensation, and experience being accountable to stakeholders for the organization’s financial performance, gained through executive financial positions at public companies. Also served as a director of MWH Global Inc.

Financial Experience: Almost 30 years’ experience in finance and strategic development gained from a wide spectrum of well-known and respected companies,

including Western Union Financial Services, Radio Shack Corporation, and Coors Brewing Company. Hands-on strategic, financial, and business development experience in emerging and mature markets at both domestic and global companies.

Leadership Experience: Oversaw all financial activities for the United States business and performed the global investor relations function at Coors. Extensive experience in driving shareholder value in a variety of complex international businesses.

MARWAN H. FAWAZ

Age: 54 Director Since: March 2016	Board Committees: • Nominating and Corporate Governance Committee	Other Public Directorships: • Synacor, Inc.

Mr. Fawaz is currently the CEO of Nest Labs, Inc., an Alphabet company. With more than 28 years of experience in the media, cable, telecommunications, and broadband industries, Mr. Fawaz offers a wealth of knowledge and expertise, developed from his time as Executive Vice President and CEO of Google/Motorola Mobility from 2012 to 2013 and Executive Vice President of Strategy and Operations and Chief Technology Officer of Charter Communications from 2006 to 2011. In addition, he served as Senior Vice President and Chief Technology Officer of

Adelphia Communications from 2003 to 2006 and held leadership positions for other cable industry companies such as MediaOne, among others. In addition, he was the founder and principal of Sarepta Advisors, a strategic advisory and consulting group supporting the technology, media, and telecommunications industries.  He holds an M.S. degree in Electrical and Communication Engineering and a B.S. degree in Electrical Engineering, both from California State University at Long Beach.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of another public company and as an advisory board member to a number of large corporations with global operations.

Industry Experience: Over 28 years of experience in the media, cable, telecommunications, and broadband industries, serving in executive positions at Google/Motorola Mobility, Charter Communications,

Adelphia Communications, and MediaOne. Comprehensive understanding of the business practices and technology used by our largest customers.

Leadership Experience: Served in multiple senior executive roles, including CEO of Google/Motorola Mobility and Executive Vice President of Strategy and Operations and Chief Technology Officer of Charter Communications.

CSG Systems International, Inc.	2017 Proxy Statement	13

JOHN L. M. HUGHES

Age: 65 Director Since: March 2011	Board Committees:		Other Public Directorships:
	• •	Compensation Committee Nominating and Corporate Governance Committee	• • •	Just-Eat Group plc (Chair) Spectris plc (Chair) Equinix, Inc.

Former Public Directorships Held During the Past Five Years:
	• • •	Telecity Group plc (January 2016) Sepura plc (September 2015) Vitec Group plc (June 2013)

Mr. Hughes previously served as Chairman of the Board for Intec Telecom Systems plc for nearly six years until it was acquired by us in 2010. Mr. Hughes currently serves as Chairman of the Board for Just-Eat Group plc and Spectris plc, and for privately-held IQSA Group. He is also a director on the boards for Equinix, Inc. and for privately-held Scorpion Ventures Limited, and is a member of the Advisory Board of Strattam Investment Capital Fund. During the past five years, Mr. Hughes was formerly a director on the boards of the public companies of Sepura plc, Telecity Group plc, and Vitec Group plc. Mr. Hughes has been an advisor to Oakley Advisory Limited since 2012 and previously served as an advisor to Advent

International, a private equity fund, from 2008 to 2011. Prior to his board positions, from 2000 to 2004 Mr. Hughes served as Executive Vice President and Chief Operating Officer (“COO”) for Thales Group, a European provider of complex systems for the defense, aerospace, and commercial markets. Prior to 2000 he served as President of GSM/UMTS Wireless Networks of Lucent Technologies, and as a director of Convex Global Field Operations and Vice President and Managing Director of Convex Europe, a division of Hewlett Packard Company. Mr. Hughes holds a B.S. degree in Electrical and Electronic Engineering from the Hatfield Polytechnic (now the University of Hertfordshire).

Skills and Qualifications

Corporate Governance: Extensive knowledge of public company governance functions including monitoring the performance of chief executive officers, approving annual budgets and compensation, and being accountable for the organization’s performance, gained through roles as Chair and director for several companies.

Financial Experience: Extensive experience in leading global companies, making and integrating acquisitions, implementing restructuring programs, and enhancing shareholder value through effective management selection and development, sales growth strategies, and operational excellence.

Industry Experience: Vast experience in the markets, businesses, and industries in which we operate,

demonstrated most recently in his role as the Chairman of the Board for Intec Telecom Systems plc for nearly six years until it was acquired by us in 2010. Significant executive and board-level experience with businesses offering complex digital systems and platforms.

Leadership Experience: Several chairman and director positions for large, global communications and technology companies, as well as senior executive positions at various international communications and technology companies, including lengthy periods living and working in the United States and France. Direct responsibility for major joint ventures in Japan and Australia and large development centers in India, China, and the United States.

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DONALD V. SMITH

Age: 74 Director Since: January 2002	Board Committees:
	•	Compensation Committee
	•	Nominating and Corporate Governance Committee Chair

Mr. Smith is presently retired. Previously, he served as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he had been associated from 1988 through 2009 and where he served on the board of directors. From 1978 to 1988 he served as a Principal with Morgan

Stanley & Co. Inc., where he headed the company’s valuation and reorganization services. He also serves on the board of directors of several non-profit organizations. Mr. Smith holds an M.B.A. degree from the Wharton Graduate School of the University of Pennsylvania and a B.S. degree from the United States Naval Academy.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of several public and non-profit companies.

Financial Experience: Over 40 years of expertise in financial, investment, and valuation analysis as an executive with international investment firms, notably as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., and as Principal with Morgan Stanley & Co. Inc., dealing with corporate finance, mergers, acquisitions, financial restructurings, and other financial activities. Provided international investment banking advice and service to clients in various industries around the world.

Industry Experience: Significant advisory experience in markets directly related to our core competency, namely business services, data processing, software, and Information Technology.

CSG Systems International, Inc.	2017 Proxy Statement	15

Class III Directors – Term to Expire in 2018:

BRET C. GRIESS

Age: 48 Director Since: January 2016	President and CEO (Since January 2016)

Mr. Griess currently serves as our President and CEO. He joined CSG in 1996 and held a variety of positions in Operations and Information Technology, until being appointed Executive Vice President of Operations in February 2009 COO in March 2011 and President in June 2015. In January 2016 Mr. Griess was appointed President and CEO and a member of our Board. Prior to joining CSG, Mr. Griess was Genesis Product Manager with Chief

Automotive Systems from 1995 to 1996 and an information systems analyst with the Air Force from 1990 to 1995. Mr. Griess holds an M.A. degree in Management and a B.S. degree in Management from Bellevue University in Nebraska, an A.A.S. degree from the Community College of the Air Force, and an A.S. degree in Business Administration from Eastern Florida State College, formerly Brevard Community College.

Skills and Qualifications

Industry Experience: Extensive knowledge of the businesses and markets we serve, which provides our Board with an acute understanding of business practices and special industry concerns.

Leadership Experience: Our current President and CEO. Brings executive level leadership, strategic thinking,

business development, and strong financial oversight skills to the Board.

Financial Experience: Significant executive experience in operational finance, financial management, risk assessment, capital planning, and strategic business development.

FRANK V. SICA

Age: 66 Director Since: October 1994	Board Committees:		Other Public Directorships:
	•	Compensation Committee Chair	• • •	JetBlue Airways Kohl’s Corporation Safe Bulkers, Inc.

Mr. Sica is currently a Managing Partner of Tailwind Capital. From 2004 to 2005 Mr. Sica was a Senior Advisor to Soros Private Funds Management. From 2000 until 2003 he was President of Soros Private Funds Management, where he oversaw the direct real estate and private equity investment activities of Soros. In 1998 he joined Soros Fund Management where he was a Managing Director responsible for Soros’ private equity investments. Mr. Sica was previously Managing Director for Morgan Stanley Merchant Banking Division. He currently serves as a director on the boards of JetBlue Airways, Kohl’s Corporation, and Safe Bulkers, Inc. Mr. Sica holds an M.B.A. degree from the Tuck School of Business at Dartmouth College and a B.A. degree from Wesleyan University.

Skills and Qualifications

Corporate Governance: Broad experience serving as a director of multiple large public companies.

Financial Experience: Wide-ranging experience in venture capital, private equity, mergers and acquisitions, capital markets, management recruitment, executive compensation, and strategic planning across a broad range of commercial industries from his work at Morgan

Stanley, Soros, and now at Tailwind Capital. Experience in investment banking serving global clients and in structuring international mergers and acquisitions.

Industry Experience: Comprehensive understanding of our business and markets, having served as a director of our Company for over 20 years.

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JAMES A. UNRUH

Age: 76 Director Since: June 2005	Board Committees:		Other Public Directorships:
	•	Compensation Committee	•	Tenet Healthcare Corporation

Former Public Directorships Held During the Past Five Years:
	• •	Prudential Financial, Inc. (May 2015) CenturyLink, Inc. (May 2012)

Mr. Unruh became a founding Principal of Alerion Capital Group, LLC (a private equity investment company) in 1998 and currently holds such position. Mr. Unruh was an executive with Unisys Corporation from 1987 to 1997 including serving as its Chairman and CEO from 1990 to 1997. From 1982 to 1986 Mr. Unruh held various executive positions, including Senior Vice President–Finance and CFO with Burroughs Corporation, a predecessor of Unisys Corporation. Prior to 1982 Mr. Unruh was CFO with

Memorex Corporation and also held various executive positions with Fairchild Camera and Instrument Corporation, including CFO. Mr. Unruh currently serves as director on the board of Tenet Healthcare Corporation, and formerly served as director on the boards for Prudential Financial, Inc. and CenturyLink, Inc. during the past five years. He holds an M.B.A. degree from the University of Denver and a B.S. degree from the University of Jamestown.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of several public and private companies with global operations.

Financial Experience: Broad-based understanding of investments and corporate development in pursuing long-term strategic business objectives as a principal of Alerion Capital Group and as Senior Vice President–Finance and CFO with Burroughs Corporation.

Leadership Experience: Unique combination of expertise in Information Technology together with business and financial management experience gained through executive positions held at multinational technology firms. Chairman and CEO with Unisys Corporation and Senior Vice President–Finance and CFO with Burroughs Corporation.

CSG Systems International, Inc.	2017 Proxy Statement	17

Class I Directors – Term to Expire in 2019:

RONALD H. COOPER

Age: 60 Director Since: November 2006	Board Committees:
	•	Audit Committee
	•	Compensation Committee (Chair)
	•	Nominating and Corporate Governance Committee Chair

Mr. Cooper is presently retired. He most recently served as the President and CEO of Clear Channel Outdoor Americas, Inc. from 2009 through 2012. Prior to this position, he was a Principal at Tufts Consulting LLC from 2006 through 2009. Previously, he spent nearly 25 years in the cable and telecommunications industry, most recently at Adelphia Communications where he served as President and COO from 2003 to 2006. Prior to Adelphia, Mr. Cooper held a series of executive positions at AT&T

Broadband, RELERA Data Centers & Solutions, MediaOne and its predecessor Continental Cablevision, Inc. He has served on various boards of directors and committees with the National Cable Television Association, California Cable & Telecommunications Association, Cable Television Association for Marketing, New England Cable Television Association, and Outdoor Advertising Association of America. Mr. Cooper holds a B.A. degree from Wesleyan University.

Skills and Qualifications

Corporate Governance: Director and committee positions with various industry associations and non-profit boards of directors.

Industry Experience: Nearly 25 years of experience in the communications industry serving in executive positions at Adelphia, AT&T Broadband, RELERA Data Centers & Solutions, MediaOne and its predecessor Continental Cablevision.

Leadership Experience: Served in multiple senior executive roles, including as President and CEO of Clear Channel Outdoor Americas, Inc. and as President and COO at Adelphia Communications. Experience in the acquisition and development of executive talent.

JANICE I. OBUCHOWSKI

Age: 65 Director Since: November 1997	Board Committees:		Other Public Directorships:
	• •	Audit Committee Nominating and Corporate Governance Committee (Chair)	• •	Orbital ATK
Inmarsat

Ms. Obuchowski is the founder and President of Freedom Technologies, Inc., a firm providing public policy, strategic, and engineering advice to companies in the communications sector, government agencies, and international clients, a position she has held since 1992. ChairIn 2003 Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radiocommunication Conference. She has served as Assistant Secretary for

Communications and Information at the Department of Commerce and Administrator for the National Telecommunications and Information Administration (“NTIA”), and as the head of international government relations at NYNEX Corporation. She also has served on several non-profit and other publicly traded company boards. She holds a J.D. degree from Georgetown University and a B.A. degree from Wellesley College, and also attended the University of Paris.

Skills and Qualifications

Corporate Governance: Broad governance experience from her service as a director of multiple public companies and non-profit organizations.

Industry Experience: Extensive knowledge and expertise on various facets of the competitive landscape and government regulations impacting the communications and information technology sectors. Experience in

18	CSG Systems International, Inc.	2017 Proxy Statement

international business affairs through her current and prior board positions, government appointments supporting international communications policies, and as head of international government relations at NYNEX.

Leadership Experience: Current President of Freedom Technologies, Inc. and former Chairman of Frontline Wireless. Led the NTIA, the government agency with internet and telecommunications policy, federal spectrum management, and government research facility responsibilities. Responsible for major U. S. delegations and support personnel at international conferences.

DONALD B. REED

Age: 72 Director Since: May 2005	Board Committees: • Audit Committee
Chairman of the Board Since: January 2010

Mr. Reed is presently retired. He served as CEO of Cable & Wireless Global from 2000 to 2003. Cable & Wireless Global, a subsidiary of Cable & Wireless plc, is a provider of internet protocol (“IP”) and data services to business customers in the U.S., United Kingdom, Europe, and Japan. From June 1998 until May 2000 Mr. Reed served Cable & Wireless in various other executive positions. Mr. Reed’s career includes 30 years at NYNEX

Corporation (now part of Verizon), a regional telephone operating company. From 1995 to 1997 Mr. Reed served NYNEX Corporation as President and Group Executive with responsibility for directing the company’s regional, national, and international government affairs, public policy initiatives, legislative and regulatory matters, and public relations. Mr. Reed holds a B.A. degree in History from Virginia Military Institute.

Skills and Qualifications

Corporate Governance: Significant experience serving as a director of multiple public companies, including large multinationals, and his current position as Chair of privately-held Oceus Networks Inc.

Financial Experience: Held executive management positions at several multi-billion dollar corporations where he developed expertise in financial management, risk assessment, investment knowledge, and strategic business development.

Leadership Experience: Over 30 years of experience in the domestic and international telecommunications industry including executive leadership positions as CEO for Cable & Wireless Global and as President and Group Executive for NYNEX Corporation. Extensive experience in developing and implementing strategies and policies for the acquisition and development of executive talent.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth each stockholder known by us to own beneficially more than 5% of our outstanding common stock as of February 28, 2017.

Percentage ownership calculations for beneficial ownership are based on 33,196,219 shares outstanding at the close of business on February 28, 2017.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
BlackRock, Inc.	3,970,731	(1)	11.96%
55 East 52nd Street
New York, New York 10055
The Vanguard Group, Inc.	3,705,957	(2)	11.16%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Renaissance Technologies LLC	2,141,352	(3)	6.45%
800 Third Avenue
New York, New York 10022
FMR LLC	1,856,107	(4)	5.59%
245 Summer Street
Boston, Massachusetts 02210

(1) Based solely on a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc.
(2) Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc.
(3) Based solely on a Schedule 13G/A filed with the SEC on February 14, 2017 by Renaissance Technologies LLC.
(4) Based solely on a Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC.

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Directors and Executive Officers

The table below sets forth to our knowledge the beneficial ownership of common stock held by each director and each NEO of the Company included in the 2016 Summary Compensation Table on page 35, individually, and by all directors and executive officers of the Company as a group as of February 28, 2017.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon vesting or exercise of equity awards within 60 days of February 28, 2017. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.  Percentage ownership calculations for beneficial ownership are based on 33,196,219 shares outstanding at the close of business on February 28, 2017.

	Total Shares of Common Stock Beneficially Owned (1) (3)	Percentage of Common Stock Outstanding
David G. Barnes	8,800	*
Ronald H. Cooper	31,768	*
Marwan H. Fawaz	3,000	*
Bret C. Griess	260,056	*
John L. M. Hughes	17,698	*
Kenneth M. Kennedy	52,755	*
Janice I. Obuchowski	45,731	*
Donald B. Reed	45,868	*
Joseph T. Ruble (2)	88,290	*
Brian A. Shepherd	45,972	*
Frank V. Sica	24,550	*
Donald V. Smith	25,878	*
James A. Unruh	39,868	*
Randy R. Wiese	164,541	*
All directors and executive officers as a group	854,775	2.57%

* Less than 1% of the outstanding common stock.

(1)    Each person named has sole voting and investment power over the shares owned by him or her, except that Ms. Obuchowski has shared voting and investment power with respect to 3,000 shares owned jointly with her husband.

(2) Mr. Ruble's beneficial ownership is as of May 31, 2016 after which time he was no longer an executive officer.

(3)    Includes restricted shares of common stock awarded under the 2005 Stock Incentive Plan of the Company, which have not vested. Each holder of restricted shares may vote such shares but may not sell, transfer, or encumber such shares until they vest in accordance with the applicable restricted stock award agreement. The persons named in this table held the numbers of unvested restricted shares shown opposite their respective names as of February 28, 2017.

Number of Unvested Restricted Shares
David G. Barnes	3,000
Ronald H. Cooper	3,000
Marwan H. Fawaz	3,000
Bret C. Griess	185,115
John L. M. Hughes	3,000
Kenneth M. Kennedy	43,057
Janice I. Obuchowski	3,000
Donald B. Reed	3,000
Brian A. Shepherd	41,152
Frank V. Sica	3,000
Donald V. Smith	3,000
James A. Unruh	3,000
Randy R. Wiese	99,979
Total	396,303

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Share Ownership Guidelines

The Board has established share ownership guidelines for our directors and executive officers. Each executive officer is expected to attain the minimum ownership level within four years of his or her date of appointment. In 2016 we increased the minimum share ownership level for directors from four times annual cash compensation to five times.  Directors do not have a specific timeframe to attain their share ownership requirements, but they may not sell any granted/retained shares of stock in the corporation until the requirements are met. All directors are in compliance subject to applicable grace periods and other transfer limitations.

Ownership levels are determined based on the common stock owned by each individual, excluding any unvested shares of restricted stock.

Below is a summary of the current required minimum share ownership levels:

Minimum Share Ownership Level
CEO	Value equal to three times annual base salary
Other executive officers	Value equal to annual base salary
Directors	Value equal to five times annual cash compensation

Hedging and Pledging Policy

As part of our insider trading policy, all employees, including our executive officers, and non-employee directors (and their designees) are prohibited from engaging in short sales of our securities, establishing margin accounts, or otherwise pledging our securities and engaging in transactions that are designed to hedge or offset any decrease in the market value of our stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of our common stock, to file certain reports of ownership and changes of ownership of our equity securities with the SEC. Officers, directors, and stockholders who own more than 10% of such shares are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

Based solely on our review of the copies of such forms submitted to us and written representations from certain reporting persons, we believe that all filings required by our officers and directors were timely filed for the year ended December 31, 2016 except for the following:

•

two Form 4s for Bret C. Griess, each relating to administrative errors in reporting shares withheld to cover tax withholding obligations, for which amendments to the Form 4s were filed on February 25, 2016 and March 2, 2016;

•

two Form 4s for Randy R. Wiese, each relating to administrative errors in reporting shares withheld to cover tax withholding obligations, for which amendments to the Form 4s were filed on February 25, 2016 and March 2, 2016;

•

one Form 4 for Joseph T. Ruble relating to an administrative error in reporting shares withheld to cover tax withholding obligations, for which an amendment to the Form 4 was filed on February 25, 2016;

•	one Form 4 for Rolland B. Johns relating to the grant of a stock award, the Form 4 for which was filed on March 1, 2016; and
•	one Form 4 for Janice I. Obuchowski relating to gift completed on December 14, 2016 the Form 4 for which was filed on March 2, 2017.

22	CSG Systems International, Inc.	2017 Proxy Statement

EXECUTIVE COMPENSATION –

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our 2016 executive compensation program as it relates to the following named executive officers (“NEOs”). Compensation information for the NEOs is presented in the tables following this discussion.

Bret C. Griess	President and CEO
Randy R. Wiese	Executive Vice President and CFO
Kenneth M. Kennedy (1)	Executive Vice President, Product Development
Brian A. Shepherd (2)	Executive Vice President and President, Global Broadband, Cable and Satellite Business
Joseph T. Ruble (3)	Former Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer

(1) Mr. Kennedy became a NEO effective March 1, 2016 when he was promoted to Executive Vice President of Product Development.

(2)    Mr. Shepherd joined the Company in February 2016 and was named Executive Vice President and President of Global Broadband, Cable and Satellite Business.  Further, Mr. Shepherd was formally approved as a NEO effective March 1, 2016.

(3) Mr. Ruble held this position through May 31, 2016 after which time he was no longer an executive officer. He continued his employment in a transitional capacity through July 15, 2016.

Executive Summary

Company Overview and Business Strategy

We are one of the world's largest and most established providers of business support solutions, primarily serving the global communications industry. We have over thirty years of experience supporting communications service providers as their businesses have evolved from a single product offering to complex, highly competitive, multi-product service offerings, while also requiring increasingly differentiated, real-time, and personalized experiences for their customers.

Our proven experience and world-class solutions support the mission critical management of our clients’ revenue, customer interactions, and digital ecosystems as they advance their video, voice, data, content, and digital services to consumers.  Our broad and deep solutions help our clients remain competitive in a dynamically evolving global business environment, respond to changing consumer demands, quickly launch new compelling product offerings, provide enhanced customer experiences through relevant and targeted interactions, and cost-effectively streamline and scale operations.

Our goal is to be the most trusted provider of world-class cloud and software-based solutions to service providers around the globe who depend upon the timely and accurate processing of complex, high-volume transactions to operate their business and deliver a superior customer experience. We believe that by successfully executing on this goal we can grow our revenues and earnings, and therefore, create long-term value, for our clients, our employees, and our stockholders as well. Our strategic focus to accomplish this goal is as follows:

•	Expand our leadership position in cable and satellite global markets;
•	Create more long-term, recurring relationships within the communications industry;
•	Expand our product and services portfolio through continuous innovation;
•	Deliver on our commitments; and
•	Bring new skills and services to market.

Our Overall 2016 Performance

We had a solid performance in 2016, delivering positive financial and operational results, executing on many of our key strategic initiatives, and continuing to expand and extend our relationships with many of our clients.

Key highlights of our 2016 performance include the following:

•	Increased total revenues by 1% to $761.0 million, driven largely by the 5% growth in our cloud-related solutions revenues;
•	Extended our market-leading position supporting the broadband and video market with successful customer account conversions, the addition of new logos, and the global expansion of our cable footprint;

CSG Systems International, Inc.	2017 Proxy Statement	23

•	Grew our managed services client roster with expanded service agreements and new client relationships with Tier 1 and Tier 2 operators around the globe;
•

Expanded our support for content creators, retailers, and communication service providers with our next generation, cloud-based Ascendon platform to deliver digital services in innovative, new ways; and

•

Generated profitable operating results, strong cash flows, and ended the year with a solid balance sheet, all of which support our continued investments in the business. Our strong results plus a balanced capital allocation policy all work together to drive long-term shareholder value.

2016 Executive Compensation Highlights

We made some changes to our executive compensation program in 2016 consistent with evolving market practices. These changes included the following:

•	Adopted a Total Shareholder Return (“TSR”) metric related to our long-term incentive award program;
•	Aligned the Annual Performance Bonus Program to market by implementation of a maximum cap of two times annual incentive target in any given performance year; and
•	Amended executive officer employment agreements to ensure potential Change of Control cash payments do not exceed three times the sum of base pay and target bonus.

Additionally, after considering compensation within our peer group and consulting with Pearl Meyer, the Compensation Committee (“Committee”) independently assessed the value and competitiveness of each NEO’s compensation including various pay components. Based upon their assessment, the Board and the Committee made the following decisions regarding the framework for the 2016 executive compensation program:

Base salary. The Board increased our CEO’s base salary by 44.4% in connection with his promotion from President and COO to President and CEO, and increased the base salary of our CFO by 3.0% to align his salary with the corresponding median level of our peer group.  Our other two NEOs were new to their roles for 2016 and the Board and the Committee set their base salaries based on negotiated employment arrangements.

Annual incentive program. The Committee maintained Mr. Griess’ target bonus percentage at 150% of base salary. Consistent with prior years, the target bonus percentages for our other NEOs were set at 100% of base salary. For more information, see 2016 Compensation on page 29.

Long-term incentive (“LTI”) program. For the February 2016 annual grant, the Committee maintained the LTI award program with 60% of each NEO’s award granted in the form of performance-based restricted stock.

The performance-based restricted stock granted vests over three years if we achieve predetermined financial targets, or in full if a predetermined stock price or TSR target is achieved at the end of the third year. The other 40% of each NEO’s award is in the form of time-based restricted stock that vests ratably over four years.

For more information on our executive compensation program, see 2016 Compensation beginning on page 29.

Pay-for-Performance Compensation Program

At least 54% of each NEO’s total target compensation for 2016 was based on our achievement of key financial measures under our annual and LTI programs.

We delivered upon the majority of our key initiatives during 2016 and achieved a number of our financial targets. As a result, our NEOs achieved payouts and performance-based stock vesting under our executive compensation program as follows:

•	Earned a payout of 134.8% of target under the Annual Performance Bonus Program for 2016;
•	Vested 100% of the first tranche for the 2016 performance-based restricted stock award;
•	Did not vest in the second tranche of the 2015 award; and
•	Vested in all tranches of the 2014 award, based on the achievement of the stock price measure target in the third and final year of the award.

For more information, see 2016 Compensation beginning on page 29.

2016 Say-on-Pay Results

Approximately 95% of the votes cast on our 2016 say-on-pay proposal were in favor of our executive compensation program and policies. When making compensation decisions for our NEOs, the Committee considers the voting results of our annual say-on-pay proposal along with other factors, such as our pay-for-performance philosophy and a competitive market analysis of peer companies to determine compensation practices. The Committee considered the results of the 2016 advisory vote, and did not make significant changes to the program based on the voting results.

24	CSG Systems International, Inc.	2017 Proxy Statement

Solid Governance and Compensation Practices

WHAT WE DO	WHAT WE DO NOT DO

✔ Majority of executive officer pay is performance-based	✘ No repricing or replacing of underwater options without shareholder approval
✔ Meaningful share ownership guidelines	✘ No income tax gross-ups in executive employment agreements
✔ Clawback policy for executive officers	✘ No excessive perquisites
✔ Independent compensation consultant, hired by Committee	✘ No dividends or dividend equivalents paid on unvested time-based or performance-based shares (dividends accrue and are paid only upon vesting)
✔ Include “double-trigger” change of control provisions	✘ No “single-trigger” change of control vesting of equity awards
✔ Limit post-employment and change of control benefits	✘ No hedging or pledging of the Company’s securities is permitted
✔ Hold annual say-on-pay vote
✔ Design incentive plans to allow awards to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code

Key Compensation Governance Factors

We believe that the following governance and compensation practices reinforce our business strategy, culture, and values.

We have a clawback policy that covers our executive officers. The policy authorizes us to reduce or cancel, or require the recovery of, all or a portion of an executive officer’s annual bonus or LTI compensation award for intentional misconduct that leads to a material restatement of the financial statements of the Company. For additional information, see Employment Agreements on page 42.

No potential income tax gross-ups. A key feature of the executive officers’ amended and restated employment agreements is the exclusion of potential income tax gross-ups for Change of Control benefits. For additional information regarding the agreements, see Employment Agreements on page 42.

We design performance-based compensation to reflect our business strategy and enhance stockholder value. We currently use, in our short-term bonus plan (revenue and Adjusted Operating Income), and in our LTI program, performance Restricted Stock Agreements (“RSAs”) (revenue, Adjusted Net Income and Adjusted Earnings Per Share (“EPS”)), stock price and relative TSR as the financial performance metrics for our performance pay programs. Each measure represents a key financial metric that reflects on the execution of our long-term business strategy to enhance stockholder value. For additional information about our business strategy, see Company Overview and Business Strategy on page 23.

We emphasize the long term. A significant portion of our NEOs’ total compensation is in the form of long-term equity awards, 60% of which is performance-based restricted stock that fully vests if we achieve specific financial, relative TSR, or stock price measures.

We align the financial interests of our executives with the interests of our stockholders through equity awards and share ownership guidelines. Each NEO must own at least the threshold level of our shares that is consistent with our share ownership guidelines. For additional information, see Share Ownership Guidelines on page 22.

We have a policy prohibiting hedging and pledging transactions involving our stock. Our NEOs and other insiders are prohibited from selling our stock short, pledging our stock as collateral, or entering into transactions in puts or calls that raise similar concerns regarding speculation in our stock. For additional information, see Hedging and Pledging Policy on page 22.

We provide only limited perquisites and other benefits. Our NEOs are generally eligible for few perquisites or benefits outside those available to our employees. For additional information, see the 2016 Summary Compensation Table on page 35.

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We rely on the advice of an independent compensation consultant. The Committee has engaged an independent compensation consultant that does not provide any services to management and that had no relationship with management prior to the engagement.

No dividends or dividend equivalents paid on unvested stock awards. We do not pay dividends or dividend equivalents on unvested stock awards. Dividends accrue on time-based and performance-based restricted stock awards and are paid only on shares that vest.

Determining Executive Compensation

Each year during its February meeting, the Committee certifies the following for the previous fiscal year: (1) the level of performance attained; (2) the amount payable under the Annual Performance Bonus Program; and (3) the vesting levels for our performance-based restricted stock awards. The Committee also evaluates and recommends to the Board the base salary for each of our NEOs as well as the performance metrics and target levels for the Annual Performance Bonus Program and performance-based restricted stock awards for the current year. The target levels typically are established based upon our initial internal financial targets and adjusted for a pre-established growth factor for performance-based restricted stock awards that extend over a three-year period.

When making compensation decisions and recommendations, the Committee considers the following key factors:

•	Competitive peer group and market information and guidance provided by Pearl Meyer;
•	Our financial and operational performance;
•	Progress on key strategic initiatives;
•	Individual performance reviews and compensation recommendations provided by the CEO regarding the other NEOs;
•	Committee and Board evaluations, both formal and informal, of the NEOs; and
•	A comparison of our actual results with the target measures for the annual performance bonus and LTI awards.

As required by the Committee’s charter, the CEO may not be present when either the Committee or the Board discuss or vote on CEO compensation.

The Committee undertakes considerable analysis when determining metrics to be used in both its Annual Performance Bonus Program and performance-based equity awards.

The Committee selects a combination of metrics that, if achieved in the long-term, will most likely result in positive shareholder return.  Goals are established to effectively incent management to achieve long-term results while maintaining the consistent operational excellence our customers have come to expect.

All of our current performance-based equity awards to our executives employ a three-year time horizon, with a third of the shares in each award eligible for vesting annually upon achievement of the specified performance metrics.  Up to 100% of the eligible shares may vest each year if the minimum metric threshold is achieved. If the executives earn less than 100% vesting based on the level of achievement against the performance targets for a particular year within the three-year incentive-performance period, the executives have the opportunity to earn the remaining vesting percentage if certain performance criteria are met in the second or third year.

The Committee believes that this performance-based design strikes an appropriate balance between ensuring the business is operating at its optimal level in the short term, while incenting management to invest in the business for long-term results.

Role of the Independent Compensation Consultant and Management

The Committee has sole authority and discretion to retain and terminate compensation consultants, independent legal counsel, and other advisers to help the Committee perform its responsibilities. It has the sole authority to approve the fees, scope, and other terms of engagement with its compensation consultant and other advisers, with full funding provided by the Company. The Committee is responsible for determining the independence of its compensation consultant and other advisers. Management is available at the Committee’s request to assist the consultant by providing historical pay data and perspective on our competitive environment for recruiting managerial talent.

For 2016 the Committee again engaged Pearl Meyer to advise it on executive compensation matters. The Committee instructed Pearl Meyer to take a broad view of the competitive compensation landscape to assist the Committee in structuring a compensation program for our NEOs. We believe this broader perspective has enabled us to attract and retain a highly talented executive team. Pearl Meyer reviewed compensation data available from peer company proxy statements and published survey sources using position matches and data analyses to identify the most appropriate comparisons among executives of similar titles and responsibilities. For additional information regarding the companies in the peer group component and the pay of our NEOs compared to the peer group, see Role of Benchmarking in Determining Compensation and Peer Group on page 28.

26	CSG Systems International, Inc.	2017 Proxy Statement

Compensation Mix

The compensation program for each of our NEOs includes the following components, which together comprise Total Direct Compensation: (1) base salary, (2) an annual performance bonus, and (3) two types of LTI awards. The objective of each component and the form in which each is delivered if earned is outlined as follows:

Overview of NEO Total Direct Compensation

Core Component	Purpose	Percentage of Total Direct Compensation	Form
Base salary	Provide base compensation that is competitive and reflects the scope of responsibility, level of authority, and overall duties of the position	19-29%	Cash
Annual incentive program	Provide an annual bonus opportunity that is tied to predetermined Company performance goals and achievement of individual performance objectives	22-29%	Performance-based cash
Long-term incentive program	Provide performance-based equity awards tied to predetermined Company performance goals over a three-year period	25-34%	Performance-based equity
	Provide time-based equity awards that vest ratably over a four-year period	17-23%	Time-based equity

Total Direct Compensation. The Committee targets Total Direct Compensation (the sum of all three core compensation components) for our NEOs to be between the 65th and 75th percentiles of our peer group’s total direct compensation. The following table shows how our NEOs’ compensation levels compare (on a percentile basis) to our peer group company information for Total Direct Compensation.

NEO	Base Salary	Total Cash Compensation	Total Direct Compensation
Bret C. Griess	Near the 50th	Above the 75th	Between the 25th and 50th
Randy R. Wiese	Near the 50th	Above the 75th	Above the 75th
Kenneth M. Kennedy	Near the 50th	Above the 75th	Near the 50th
Brian A. Shepherd	Near the 25th	Above the 75th	Near the 75th

The charts below illustrate the percentage of compensation our CEO and other NEOs would generally receive, if paid at target level, for each core compensation component, based on 2016 target compensation:

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Role of Benchmarking in Determining Compensation and Peer Group

Role of Benchmarking in Determining Compensation

To assist the Committee in establishing 2016 compensation for the NEOs, Pearl Meyer provided a competitive assessment using peer group compensation information and industry survey data for the primary elements of our NEO compensation packages. Pearl Meyer developed benchmarking market data by blending the peer group and industry survey data equally. The peer group composition is described in the next section. The industry survey data was comprised of technology companies, represented in the Culpepper and Radford compensation surveys, with revenues ranging from $500 million to $1 billion.

The Committee recognizes that peer group comparisons and industry survey data may not be perfectly aligned because the executive titles and responsibilities at peer group companies may not be directly comparable to those of our NEOs with similar or equivalent titles.

Our compensation philosophy is intended to ensure leadership continuity as part of our succession planning and to leverage variable incentive pay tied to Company performance. The Committee generally considers Total Direct Compensation (including target bonus) for a NEO to be competitive if it is between the 65th and 75th percentile of the blended peer group and industry survey data.

To achieve the desired pay positioning, base salaries are generally targeted at the 50th percentile and target annual performance bonus (assuming targeted performance levels are achieved) and total LTI value are generally targeted between the 50th and 75th percentiles.

Peer Group Used for Benchmarking

The peer group used for compensation benchmarking is reviewed annually to ensure its composition and characteristics remain consistent with our objectives. The peer group used to determine 2016 compensation, as listed in the following table, includes companies in the software and data processing industries, which were selected for their comparable size, product, service offerings, customers, and markets. Their revenues ranged in size from $249 million to $2 billion at year-end 2015.

2016 Company Peer Group

ACI Worldwide, Inc.	Blackbaud Inc.
BroadSoft, Inc.	Cardtronics Inc.
CoreLogic, Inc.	DST Systems Inc.
Echo Global Logistics, Inc.	Euronet Worldwide, Inc.
Everi Holdings Inc.	Exlservice Holdings, Inc.
Fair Isaac Corporation	Informatica Corporation (2)
Interactive Intelligence Group Inc. (1)	ModusLink Global Solutions, Inc.
NeuStar, Inc.	Solera Holdings Inc. (3)
Sonus Networks, Inc.	Sykes Enterprises, Incorporated
Synchronoss Technologies, Inc.	Verint Systems Inc.
WEX Inc.

(1)	Interactive Intelligence Group Inc. was acquired in December 2016.
(2)	Informatica Corporation was acquired in August 2015.
(3)	Solera Holdings Inc. was acquired in March 2016.

28	CSG Systems International, Inc.	2017 Proxy Statement

2016 Compensation

2016 Annual Base Salaries

For 2016 the Committee recommended to the Board, and the Board approved, the following base salaries:

NEO Base Salaries
NEO	2016 Base Salary	2015 Base Salary	% Increase in Base Salary from 2015
Bret C. Griess (1)	$650,000	$450,000	44.4%
Randy R. Wiese	$415,236	$403,142	3.0%
Kenneth M. Kennedy (2)	$370,000	$-	-
Brian A. Shepherd (3)	$400,000	$-	-
Joseph T. Ruble (4)	$382,454	$371,315	3.0%

(1) The Board increased base salary for Mr. Griess by 44.4% to reflect his promotion to President and CEO on January 1, 2016.
(2) Mr. Kennedy became a NEO effective March 1, 2016 when he was promoted to Executive Vice President of Product Development.

(3)    Mr. Shepherd joined the Company in February 2016 and was named

Executive Vice President and President of Global Broadband, Cable

and Satellite Business.  Further, Mr. Shepherd was formally approved as a NEO effective March 1, 2016.

(4) Mr. Ruble resigned as an executive officer on May 31, 2016 after which he continued his employment in a transitional capacity through July 15, 2016.

Mr. Griess’ year-over-year salary increase was a result of his promotion from President and COO to President and CEO.  The Board approved increases to Mr. Wiese and Mr. Ruble’s salaries to align them with the corresponding median levels of our peer group, commensurate with competitive market practice for the duties and responsibilities of their positions. Mr. Kennedy and Mr. Shepherd were new to their roles for 2016 and the Board and the Committee set their respective base salaries based on negotiated employment arrangements.

2016 Results for Incentive Compensation Programs

In 2016 we used the non-GAAP measures of Adjusted Operating Income, Adjusted Net Income and Adjusted EPS to establish certain performance goals for our executive compensation programs and to measure the effectiveness of our NEOs under such programs. These measures were chosen by the Committee because they gauge the NEOs’ effectiveness in managing the performance of the business.

We reported solid financial results for 2016. Below are our generally accepted accounting principles (“GAAP”) results in the United States along with other corresponding non-GAAP measures used in our compensation programs in 2016:

•	Total GAAP revenues of $761.0 million;
•	GAAP operating income of $132.6 million and Adjusted Operating Income of $141.5 million;
•	GAAP net income of $62.9 million and Adjusted Net Income of $97.0 million; and
•	GAAP EPS of $1.90 and Adjusted EPS of $2.94.

Please see Use and Reconciliations of Non-GAAP Financial Measures in Appendix A on page 53 for additional information regarding the use and adjustments of non-GAAP financial measures used by the Company, as well as a full reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure.

2016 Annual Performance Bonuses

Annual performance bonuses are awarded under the terms of our Annual Performance Bonus Program.

The annual performance bonus for each NEO is determined based on the following formula:

Base Salary. The starting point for each NEO’s bonus calculation is the NEO’s base salary.

NEO Target Bonus Percentage. The Committee provides competitive bonus opportunities for the NEOs for the achievement of annual performance goals. After considering the competitive compensation information provided by Pearl Meyer, the Committee decided to maintain a 150% target bonus percentage for the CEO and 100% target bonus percentages for the other NEOs .

The maximum bonus percentage for the NEOs cannot exceed two times their annual incentive targets in any given performance year.

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The 2016 and 2015 target bonus percentages of base salary for each NEO are as follows:

NEO	2016 Bonus - % of Base Salary	2015 Bonus - % of Base Salary
Bret C. Griess	150%	150%
Randy R. Wiese	100%	100%
Kenneth M. Kennedy (1)	100%	-
Brian A. Shepherd (2)	100%	-
Joseph T. Ruble (3)	100%	100%

(1) Mr. Kennedy became a NEO effective March 1, 2016 when he was promoted to Executive Vice President of Product Development.

(2)    Mr. Shepherd joined the Company in February 2016 and was named Executive Vice President and President of Global Broadband, Cable and Satellite Business. Further, Mr. Shepherd was formally approved as a NEO effective March 1, 2016.

(3)   Mr. Ruble resigned as an executive officer on May 31, 2016 after which he continued his employment in a transitional capacity through July 15, 2016. He was not eligible to participate in the Company's Annual Performance Bonus Program in 2016 due to his resignation.

Company Performance Percentage. The Company performance percentage, which is based on our performance against two pre-established financial performance measures, is the same for all of the NEOs. If we achieve the target levels of performance for both measures, the Company performance percentage achieved will be 100%. If we miss the minimum threshold performance for either measure, the Company performance percentage will be zero (0%). If we exceed target levels, the Company performance percentage can exceed 100%. The following table shows our financial results with respect to the 2016 targets for revenue and Adjusted Operating Income:

(in millions)	2016 Results (1)	2016 Target (100% Payout)	2016 Minimum Threshold
Revenue	$761.0	$761.2	$721.2
Adjusted Operating Income (2)	$141.5	$126.9	$118.9

(1)    The 2016 results shown above are derived from the audited financial information included in the Company’s 2016 Form 10-K. These results and the determination of the bonus earned are certified by the Committee.

(2)    The definition of Adjusted Operating Income is determined at the beginning of the year when the financial target is established and is calculated by excluding from our operating income prepared in accordance with GAAP: (a) one or more unusual operating items that occur during the year that are not considered reflective of our recurring core business operating results; and (b) certain non-cash expense items, which may or may not exist in any given year. For 2016 the following items were excluded from operating income prepared in accordance with GAAP to determine Adjusted Operating Income: (i) restructuring and reorganization charges; and (ii) amortization of acquired intangible assets.  See Use and Reconciliations of Non-GAAP Financial Measures in Appendix A.

Revenues were just below the target, yet the Company significantly overachieved against the Adjusted Operating Income target due to our strong operating performance therefore, the Company performance percentage achieved was calculated at 134.8% and was certified by the Committee.

NEO Individual Performance Percentage. The final component of the annual performance bonus is a determination by the Committee of each NEO’s individual performance achievement expressed as a percentage, not to exceed 100%. This evaluation is based upon the common and unique objectives described below. These non-financial objectives are important to our success and are designed to enhance stockholder value over the long term.

Common objectives. Common elements of NEO objectives include operational and functional responsibilities. Specifically, each NEO has multiple objectives associated with the stewardship of the NEO’s areas of responsibility. The particular objectives vary by NEO, but typically include achieving both near- and long-term business objectives and meeting budget expectations.

Unique objectives. The following are examples of categories of individual objectives unique to one or more of the NEOs based on area of responsibility within the Company:

•

Deliver on key development initiatives. As a technology company, we have a technology product road map requiring significant software development investments aimed at achieving specified feature and functional milestones, and overall, at modernizing our platforms and processes to enhance our market competitiveness.

•

Maintain and expand client relationships. A significant portion of our revenue is derived from a small number of key clients, and a critical objective is to ensure that these relationships remain strong and, when applicable, that important contracts are renewed under terms satisfactory to both parties.

•

Contribute to growth initiatives. Implementation of our long-term strategic plan is a fundamental objective, including execution on our merger, acquisition, and partnership strategies, and when applicable, the successful integration of acquired assets.

30	CSG Systems International, Inc.	2017 Proxy Statement

•	Increase cost efficiency. Our NEOs are expected to identify and implement potential cost savings and process efficiencies in identified areas of the Company.
•

Staff development. Succession planning and development of key staff is an important Company-wide objective, including transitioning identified tasks and functions from outgoing personnel to new personnel, where applicable.

The Committee met in February 2017 to consider the 2016 performance of each NEO as compared to the individual’s performance goals. Mr. Griess summarized the 2016 performance of the other NEOs and presented information to the Committee for consideration. After evaluating each NEO’s performance, the Committee assigned each NEO an individual performance percentage of 95% for 2016.

Final 2016 Bonus Calculation. The following table shows the calculation of the annual performance bonus earned by each NEO for 2016:

2016 Annual Performance Bonus Results

	Base Salary	X	NEO Target Bonus Percentage	X	Company Performance Percentage Achieved	X	NEO Individual Performance Percentage Achieved	=	2016 Total Bonus Earned
Bret C. Griess	$650,000		150%		134.8%		95%		$1,248,585
Randy R. Wiese	$415,236		100%		134.8%		95%		$531,751
Kenneth M. Kennedy (1)	$367,068		100%		134.8%		95%		$470,067
Brian A. Shepherd (2)	$400,000		100%		134.8%		95%		$512,240
Joseph T. Ruble (3)	$-		-		-		-		$-

(1)     Mr. Kennedy became a NEO in March, 2016 when he was promoted to Executive Vice President of Product Development. Correspondingly, the Board approved a salary increase to $370,000 resulting in a total annualized salary of $367,068.

(2) Mr. Shepherd was named President of Global Broadband, Cable and Satellite Business in March, 2016 and his annual performance bonus is based on his annual salary rate of $400,000.

(3)     Mr. Ruble resigned as an executive officer on May 31, 2016 after which he continued his employment in a transitional capacity through July 15, 2016. He was not eligible to participate in the Company's Annual Performance Bonus Program in 2016 due to his resignation.

2016 Long-Term Incentive Awards

The Committee historically has made, and in 2016 made, restricted stock awards to our NEOs in two forms: (1) performance-based awards that vest over a three-year period if specified performance-based criteria are met; and (2) time-based awards that vest in equal increments on the anniversary of the grant date over a four-year period.

Our performance-based awards are designed to highlight key financial measures over a three-year period. The program is designed to align both near-term progress and a long-term focus by establishing an opportunity during each year of the three-year cycle to vest in a ratable portion of the award based on actual performance.

In determining the number of shares of restricted stock to be granted and the balance between performance-based and time-based shares, the Committee considered market data and advice from Pearl Meyer. See the 2016 Grants of Plan-Based Awards table on page 37 for additional information on 2016 grants.

The following table summarizes key terms of the NEOs’ LTI awards, as well as the Company's performance compared to the financial targets for those tranches eligible to vest for 2016 related to awards granted in 2016, 2015 and 2014.

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Overview of Long-Term Incentive Awards

(in millions, except percentages and per share amounts)

Performance-Based Awards
Plan Year	2016 - First Tranche		2015 - Second Tranche		2014 - Third Tranche
Award Form	Restricted Stock		Restricted Stock		Restricted Stock
Percentage of Total Award Granted	60%		60%		60%
Vesting (1) (2)	3-Year Period / Ratable		3-Year Period / Ratable		3-Year Period / Ratable

Financial Performance Measures	Revenue	Adjusted EPS (4)	Revenue	Adjusted Net Income (3)	Revenue	Adjusted Net Income (3)
2016 Actual (5)	$761.0	$2.94	$761.0	$97.0	$761.0	$97.0
Target	$761.2	$2.81	$808.6	$88.3	$900.1	$98.2
Minimum Threshold	$743.9	$2.74	$790.3	$86.0	$886.8	$96.8

Time-Based Awards
Plan Year	2016		2015		2014
Award Form	Restricted Stock		Restricted Stock		Restricted Stock
Percentage of Total Award Granted	40%		40%		40%
Vesting	4-Year Period / Ratable		4-Year Period / Ratable		4-Year Period / Ratable

(1)    Grant vesting for performance-based awards is contingent upon the achievement of both of the predetermined minimum thresholds for each performance measure.  If both minimum thresholds are achieved for the current year, vesting can range from 50% to 100% of the vesting potential for each of the three years based on the level of performance achieved for each of the measures.  Future minimum thresholds reflect a meaningful growth rate over the previous year’s performance measures.

(2)    If the NEOs earn less than 100% vesting based on the level of achievement against the financial performance targets for a particular year within the three-year incentive-performance period, the NEOs have the opportunity to earn the remaining vesting percentage if certain performance criteria are met, as follows:

        (a)    Beginning in 2015 if the vesting percentage earned is less than 100% for the first and/or second years but is higher in a subsequent year within the three-year performance period, the NEOs may earn additional vesting to match the higher vesting percentage of the subsequent periods.  For example, if the NEOs earned a 60% vesting of the first tranche of the 2015 awards based upon financial performance against 2015 targets, but earned 80% vesting of the second tranche of the 2015 awards given financial performance against the 2016 targets, both the first and second tranches of the 2015 awards would vest at 80%.

        (b)    For the 2015 and 2014 awards, if the NEOs do not earn 100% vesting based on achievement of the financial performance thresholds for a particular year, but the Company’s stock price exceeds the stock price measure target for the first 30 trading days after the Company announces financial results in the third and final year of the award, then any unvested shares from prior years will vest in addition to the shares scheduled to vest in the current year. Stock price measure targets for the third year of the 2015 and 2014 awards are $40.09 and $35.40 per share, respectively. For example, if the 2016 financial performance targets were missed for the 2014 awards, the unvested shares still can vest up to the 100% level if the third year stock price measure is met.  The stock price measure target reflects a meaningful three-year 10% Compound Annual Growth Rate (CAGR) over the Company’s common stock price from the date when the performance shares were originally granted.

        (c)    For the 2016 awards, if the NEOs do not earn 100% vesting based on achievement of the financial performance thresholds for a particular year, but in the third and final year of the award, the Company’s total shareholder return ("TSR") ranks equal to or above the 50th percentile level (minimum threshold) of the Russell 2000 Index TSR for the three-year period of 2016 -2018, then any unvested shares from prior years, in addition to the shares scheduled to vest in the current year, will vest as follows: (i) 50% vesting at the 50th percentile level, and (ii) up to 100% at the 75th percentile level.  The actual vesting level achieved will be determined using linear interpolation between the 50th percentile (50% vesting) and 75th percentile (100% vesting) levels.  Vesting cannot exceed 100%, and no vesting occurs below the 50th percentile level.  For example, if the Company's TSR for the three-year period ending December 31, 2018 was 21%, and ranked at the 58th percentile of the Russell 2000 Index TSR for the same period, then the vesting percentage would be 66% using linear interpolation between the 50th percentile (50% vesting) and 75th percentile (100% vesting) levels.

(3)    For this purpose, we calculate Adjusted Net Income beginning with pre-tax income in accordance with GAAP, adding back the following items, as applicable: (a) depreciation expense; (b) amortization of intangible assets; (c) amortization of original issue discount on debt; (d) acquisition-related costs (e.g., in-process R&D costs, deal-related costs, change in fair value of contingent considerations (such as an earn-out), etc.); (e) impairment or write-off of intangible assets; (f) restructuring and reorganization charges; (g) the difference between the book gain and the cash/economic gain on retirement of debt; and (h) extraordinary gain or loss on the issuance or retirement of debt obligations. Then we apply an estimated effective income tax rate.  See Use and Reconciliations of Non-GAAP Financial Measures in Appendix A.

(4) Calculated by dividing the Adjusted Net Income as described above in Footnote (3) by the weighted average of diluted shares outstanding for the period to arrive at our Adjusted EPS measure.

(5)    The 2016 actual amounts are derived from the audited financial information of the Company as provided in our 2016 Form 10-K.  These results and the determination of the earned vesting level are certified by the Committee.

32	CSG Systems International, Inc.	2017 Proxy Statement

2016 Long Term Incentive Program Performance Results. Based upon our 2016 financial results as certified by the Committee:

•

2016 Award. The Company achieved the minimum financial performance thresholds required for vesting of the first tranche of this award. Revenues were just below the target, yet the Company significantly exceeded the Adjusted EPS target due to strong 2016 operating results. Therefore, 100% of the first tranche vested.

•

2015 Award. The Company did not achieve the minimum financial performance thresholds required for vesting of the second tranche of this award. As noted above, next year the NEOs may further increase their vesting percentage in the first and second tranches depending on the level of financial performance achieved or may fully vest in the remaining 2% of the first tranche and 100% of the second and third tranches if the stock price measure target for the third and final year of the award is met.

•

2014 Award. Although the required minimum financial performance thresholds were not met, the Company achieved the 2016 stock price measure target established for the 2014 awards. Therefore, 100% of the first, second, and third tranches of this performance-based award vested.

Other. NEOs are eligible for substantially the same benefits as our other employees, and also may participate in our nonqualified deferred compensation plans. For more information, see Other Benefits and Employment Agreements on this page below.

Other Considerations

Other Benefits and Employment Agreements

The Committee does not believe that perquisites and other benefits should play a major role in the overall compensation program of our NEOs. We offer our NEOs the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide, and through a more restricted (i.e., participation is limited to vice presidents and above) non-qualified deferred compensation program. Both of these plans include Company matching contributions. The Committee views these deferral programs as individual retirement planning options and not as long-term compensation. The amount of our contributions for each NEO is reported in a footnote to the 2016 Summary Compensation Table on page 35.

Our NEOs also have employment agreements with the Company. See Employment and Separation Agreements beginning on page 42 for additional information.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits to $1 million the amount of compensation we can deduct in any one year for compensation paid to our CEO and each of the three most highly-compensated NEOs as of the end of the year (other than our CFO). However, the $1 million limit generally does not apply to compensation that is performance-based and provided under a stockholder-approved plan. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to grant discretionary awards and make payments that it determines to be consistent with our goals for our executive compensation program even if the amounts are not deductible by the Company for tax purposes.

CSG Systems International, Inc.	2017 Proxy Statement	33

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement as is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Ronald H. Cooper, Chair

John L. M. Hughes

Frank V. Sica

Donald V. Smith

James A. Unruh

34	CSG Systems International, Inc.	2017 Proxy Statement

EXECUTIVE COMPENSATION TABLES

2016 Summary Compensation Table

The following table contains information about our NEOs. All dollar values have been rounded to the nearest dollar.

Name and Principal Position (1)	Year	Base Salary	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (8)	Total
Bret C. Griess	2016	$650,000	$-	$1,749,996	$1,248,585	$210,691	$3,859,272
President and CEO	2015	$438,597	$-	$2,350,021	$803,290	$191,048	$3,782,956
	2014	$414,750	$100,000	$1,200,006	$184,149	$129,384	$2,028,289
Randy R. Wiese	2016	$415,236	$-	$1,100,020	$531,751	$166,839	$2,213,846
Executive Vice President and CFO	2015	$403,142	$-	$1,780,453	$492,236	$163,711	$2,839,542
	2014	$391,400	$100,000	$1,000,000	$173,782	$113,303	$1,778,485
Kenneth M. Kennedy (5)	2016	$367,068	$-	$533,418	$470,067	$64,229	$1,434,782
Executive Vice President, Product Development
Brian A. Shepherd (6)	2016	$353,846	$-	$1,000,008	$512,240	$172,259	$2,038,353
Executive Vice President and President,
Global Broadband, Cable and Satellite Business
Joseph T. Ruble (7)	2016	$181,666	$-	$900,009	$-	$2,260,472	$3,342,147
Former Executive Vice President,	2015	$371,315	$-	$1,533,873	$453,376	$140,827	$2,499,391
General Counsel, Corporate Secretary	2014	$360,500	$65,000	$799,995	$160,062	$98,624	$1,484,181
and Chief Administrative Officer

(1)    As of December 31, 2016 each of the NEOs in this table had a written employment agreement with the Company. The material terms of each employment agreement are summarized in the Employment and Separation Agreements section on page 42.

(2) For 2014, the Board approved NEO bonuses in recognition of the five-year Comcast contract renewal, which runs through June 30, 2019.

(3)    This column reflects the aggregate grant date fair value of stock awards granted during the year computed in accordance with FASB ASC Topic 718 (ASC 718). The amounts are inclusive of the one-time awards made to the executives in November 2015 as provided under 2015 Other Equity Awards section of the 2015 proxy.  The actual amount realized by the individual may differ. The assumptions used in determining the amounts are set forth in Note 11 of our 2016 Form 10-K. The aggregate grant date fair value is calculated using the closing price of our common stock on the date of grant and excludes the impact of estimated forfeitures. The grant date fair value of performance-based stock awards included in this amount is the maximum amount that can be earned under the award. See 2016 Grants of Plan-Based Awards on page 37 for details.

(4)    This column reflects annual performance bonus amounts earned by our executives for services performed during 2016, 2015 and 2014. Such amounts are paid during the first quarter following each year. For 2016 details of the “Non-Equity Incentive Plan Compensation” column are reflected in the 2016 Annual Performance Bonus Results table on page 31.

(5)    Mr. Kennedy became a NEO effective March 1, 2016 when he was promoted to Executive Vice President of Product Development. Correspondingly, the Board approved a salary increase to $370,000 resulting in a total annualized salary of $367,068.

(6)    Mr. Shepherd joined the Company in February 2016 and was named Executive Vice President and President of Global Broadband, Cable and Satellite Business with a salary of $400,000, resulting in his earning $353,846 in 2016. Further, Mr. Shepherd was formally approved as a NEO effective March 1, 2016.

(7)    Mr. Ruble resigned as an executive officer on May 31, 2016 after which he continued his employment in a transitional capacity through July 15, 2016. The salary reported for him reflects his salary as a NEO through May 31, 2016 and the salary for his transitional role which was established as 50% of his salary as a NEO for the period June 1 through July 15 2016. Mr. Ruble was not eligible to participate in the Company's Annual Performance Bonus Program in 2016 due to his resignation. The 2016 stock awards reported above were forfeited when his employment ended.

CSG Systems International, Inc.	2017 Proxy Statement	35

(8) For 2016 details of the “All Other Compensation” column are as follows:

All Other Compensation Items	Bret C. Griess	Randy R. Wiese	Kenneth M. Kennedy	Brian A. Shepherd	Joseph T. Ruble
2016
Company 401(k) retirement plan contributions	$17,225	$17,225	$17,225	$9,231	$17,225
Accrued dividends (a)	180,506	137,028	35,524	15,779	-
Company non-qualified deferred compensation contributions (b)	6,792	6,250	6,250	-	6,250
Financial planning benefits	2,000	2,000	2,000	-	2,000
Other perquisites (c)	4,168	4,336	3,230	147,249	139
Termination payments (d)	-	-	-	-	2,234,858
Totals	$210,691	$166,839	$64,229	$172,259	$2,260,472

(a)    Represents the amount of accrued dividends on shares of unvested restricted stock where dividends were not factored into the grant date fair value.  CSG initiated a dividend on our common stock in June 2013.

(b)    Mr. Griess contributed both annual bonus and salary into the non-qualified plan.  His 2015 bonus deferral is credited in the 2016 calendar year along with his 2016 salary deferral. This results in a higher Company contribution than the Company contribution for other NEOs for 2016.

(c)    Other perquisites include: imputed income for group term life insurance for all and travel to the Chairman's Club meeting for Messrs. Griess, Wiese, and Kennedy. Mr. Shepherd received relocation assistance in the amount of $147,173 in 2016.

(d)    Represents payments made and anticipated to be made in conjunction with Mr. Ruble's resignation. See the table in the Separation Agreement with Joseph T. Ruble section on page 44 for additional information.

36	CSG Systems International, Inc.	2017 Proxy Statement

2016 Grants of Plan-Based Awards

The following table contains information about grants of non-equity and equity incentive plan-based awards by the Company during 2016 to the NEOs named in the 2016 Summary Compensation Table. These amounts are not realized income. All dollar values have been rounded to the nearest dollar.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards	Grant Date
Name	Grant Date	Threshold	Target	Maximum	Target (shares)	Maximum (shares)	Number of Shares of Stock (3)	Fair Value of Stock Awards (4)
Bret C. Griess		$97,500	$975,000	$1,706,250
	March 23, 2016				24,858	24,858		$1,050,002
	February 25, 2016						17,857	$699,994

Randy R. Wiese		$41,524	$415,236	$726,663
	March 23, 2016				15,625	15,625		$660,000
	February 25, 2016						11,225	$440,020

Kenneth M. Kennedy		$36,707	$367,068	$642,369
	March 23, 2016				7,577	7,577		$320,052
	February 25, 2016						5,443	$213,366

Brian A. Shepherd (5)		$40,000	$400,000	$700,000
	March 23, 2016				12,784	12,784		$539,996
	February 25, 2016						2,551	$99,999
	February 25, 2016						9,184	$360,013

Joseph T. Ruble (6)		$-	$-	$-
	March 23, 2016				12,784	12,784		$539,996
	February 25, 2016						9,184	$360,013

(1)    The actual amounts earned for 2016 are reported in the 2016 Summary Compensation Table on page 35 in the column titled “Non-Equity Incentive Plan Compensation.” The award amounts above assume the company performance percentage achieved is 100% and that the NEOs achieve 100% of their personal performance objectives (see Footnote (4) to the 2016 Summary Compensation Table on page 35). These awards were granted under the Company’s Annual Performance Bonus Program plan.

(2)    The performance-based restricted stock awards granted in 2016 vest, if at all, in approximately three equal installments commencing on the first anniversary of the grant date, subject to continuous service. The objective performance goals are based upon: (1) a specified revenue target; and (2) a specified Adjusted EPS target. Any amounts that do not vest based on the achievement of the annual revenue and Adjusted EPS targets still can vest if the Company achieves the predetermined TSR measure target at the end of the three-year vesting period. The grant date fair value of performance-based stock awards included in this amount is the maximum amount that can be earned under the award.

(3)    All restricted stock awards considered "all other stock awards" are time-based awards granted under the Company's 2005 Stock Incentive Plan.  These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date.

(4) This amount reflects the aggregate grant date fair value for both performance-based and time-based restricted stock awards granted in 2016.
(5) Mr. Shepherd received a hire grant of 2,551 shares on February 25, 2016. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date.

(6)    Mr. Ruble resigned as an executive officer on May 31, 2016 after which he continued his employment in a transitional capacity through July 15, 2016. Mr. Ruble was not eligible to participate in the Company's Annual Performance Bonus Program in 2016 due to his resignation. The 2016 stock awards reported above were forfeited when his employment ended.

Our restricted stock award agreements provide for the accrual of dividends for unvested shares of restricted stock. The accrued dividends are subject to the same vesting schedule as the underlying shares and are forfeited if the underlying shares are forfeited. The Company initiated a quarterly cash dividend in June 2013.

CSG Systems International, Inc.	2017 Proxy Statement	37

Outstanding Equity Awards at December 31, 2016

The following table contains information about all unvested restricted stock held at December 31, 2016 by the NEOs named in the 2016 Summary Compensation Table on page 35. All dollar values have been rounded to the nearest dollar.

	Restricted Stock Awards
NEO	Number of Shares of Time-Based Stock That Have Not Vested (3)	Market Value of Shares of Time-Based Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Performance Shares That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares That Have Not Vested (1)
Bret C. Griess	67,220	$3,253,448	70,034	$3,389,646
Randy R. Wiese	44,140	$2,136,376	52,936	$2,562,102
Kenneth M. Kennedy	22,006	$1,065,090	7,577	$366,727
Brian A. Shepherd	11,735	$567,974	12,784	$618,746
Joseph T. Ruble (2)	-	$-	-	$-

(1)    Reflects the market value of the restricted stock awards that have not vested as of December 31, 2016.  The market value was computed by multiplying the number of shares of restricted stock that have not vested as of December 31, 2016, by the closing price of the Company's common stock on December 30, 2016, the last trading day of the year, of $48.40 per share.

(2)    Mr. Ruble had no outstanding awards as of December 31, 2016. He resigned as an executive officer on May 31, 2016 and continued his employment in a transitional capacity through July 15, 2016 after which time his outstanding awards were forfeited.

(3)    Detailed information relating to the time-based restricted stock awards not vested as of December 31, 2016 (all unvested restricted stock awards were granted under the Company's 2005 Stock Incentive Plan) is as follows.

NEO	Grant Date	Unvested Shares	Vesting Dates	Shares Vesting
Bret C. Griess	February 27, 2013	5,641	February 27, 2017	5,641
	February 19, 2014	9,023	February 19, 2017	4,511
			February 19, 2018	4,512
	February 19, 2015	13,446	February 19, 2017	4,482
			February 19, 2018	4,482
			February 19, 2019	4,482
	November 19, 2015	21,253	November 19, 2017	7,084
			November 19, 2018	7,084
			November 19, 2019	7,085
	February 25, 2016	17,857	February 25, 2017	4,464
			February 25, 2018	4,464
			February 25, 2019	4,464
			February 25, 2020	4,465
Total		67,220
Randy R. Wiese	February 27, 2013	4,872	February 27, 2017	4,872
	February 19, 2014	7,519	February 19, 2017	3,759
			February 19, 2018	3,760
	February 19, 2015	10,956	February 19, 2017	3,652
			February 19, 2018	3,652
			February 19, 2019	3,652
	November 18, 2015	9,568	November 18, 2017	9,568
	February 25, 2016	11,225	February 25, 2017	2,806
			February 25, 2018	2,806
			February 25, 2019	2,806
			February 25, 2020	2,807
Total		44,140

38	CSG Systems International, Inc.	2017 Proxy Statement

NEO	Grant Date	Unvested Shares	Vesting Dates	Shares Vesting
Kenneth M. Kennedy	February 26, 2013	2,375	February 26, 2017	2,375
	February 19, 2014	3,850	February 19, 2017	1,925
			February 19, 2018	1,925
	April 21, 2014	1,500	April 21, 2017	750
			April 21, 2018	750
	February 18, 2015	4,623	February 18, 2017	1,541
			February 18, 2018	1,541
			February 19, 2019	1,541
	November 18, 2015	4,215	November 18, 2017	4,215
	February 25, 2016	5,443	February 25, 2017	1,360
			February 25, 2018	1,361
			February 25, 2019	1,361
			February 25, 2020	1,361
Total		22,006
Brian A. Shepherd	February 25, 2016	9,184	February 25, 2017	2,296
			February 25, 2018	2,296
			February 25, 2019	2,296
			February 25, 2020	2,296
	February 25, 2016	2,551	February 25, 2017	637
			February 25, 2018	638
			February 25, 2019	638
			February 25, 2020	638
Total		11,735

(4)    All performance-based restricted stock awards were granted under the Company's 2005 Stock Incentive Plan. The restricted stock awards will vest only when and if certain pre-set performance goals for a particular year are met and the Compensation Committee certifies that such goals have been met. Detailed information relating to the performance-based restricted stock awards not vested as of December 31, 2016 is as follows.

NEO	Grant Date	Unvested Shares	Vesting Dates	Shares Vesting
Bret C. Griess	February 19, 2014	27,068	March 2017	27,068
	February 19, 2015	18,108	March 2017	8,964
			March 2018	9,144
	March 23, 2016	24,858	March 2017	8,286
			March 2018	8,286
			March 2019	8,286
Total		70,034
Randy R. Wiese	February 19, 2014	22,556	March 2017	22,556
	February 19, 2015	14,755	March 2017	7,304
			March 2018	7,451
	March 23, 2016	15,625	March 2017	5,208
			March 2018	5,208
			March 2019	5,209
Total		52,936
Kenneth M. Kennedy	March 23, 2016	7,577	March 2017	2,525
			March 2018	2,526
			March 2019	2,526
Total		7,577
Brian A. Shepherd	March 23, 2016	12,784	March 2017	4,261
			March 2018	4,261
			March 2019	4,262
Total		12,784

CSG Systems International, Inc.	2017 Proxy Statement	39

2016 Stock Vested

The following table contains information concerning shares of restricted stock that vested for the NEOs named in the 2016 Summary Compensation Table on page 35 during 2016. All dollar values have been rounded to the nearest dollar.

	Restricted Stock Awards
NEO	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Bret C. Griess	61,617	$2,482,923
Randy R. Wiese	55,721	$2,250,453
Kenneth M. Kennedy	14,054	$557,345
Brian A. Shepherd	-	$-
Joseph T. Ruble (3)	56,323	$2,298,516
	-
(1) This column includes both time-based and performance-based shares of restricted stock that vested in 2016.

(2)    This column reflects the total dollar value realized by the NEO upon the vesting of restricted stock in 2016. This amount was determined based on the closing market price of the Company’s common stock on the vesting dates.

(3) Mr. Ruble's acquired shares include 17,825 shares from his November 18, 2015 time-based grant where vesting was accelerated to May 31, 2016 for a value of $757,741.

40	CSG Systems International, Inc.	2017 Proxy Statement

2016 Non-Qualified Deferred Compensation

The following table contains information about contributions, earnings, withdrawals, and account balances for our NEOs under the Company’s non-qualified Wealth Accumulation Plan. All amounts have been rounded to the nearest dollar.

The Wealth Accumulation Plan is an elective, unfunded deferred compensation plan intended to build net worth through the deferral of cash compensation on a before-tax basis. Participation in the Wealth Accumulation Plan is limited to vice presidents and above, including the NEOs. Each participant must elect, by December 15 of the preceding year, to defer: (1) up to 25% of the participant’s base salary; (2) up to 100% of the participant’s cash bonus; (3) up to 100% of the participant’s commissions; and/or (4) up to 100% of the participant’s sales incentive payments.  The NEOs may elect to defer up to $700,000 in the aggregate for any one year. We make a matching contribution equal to 25% of the deferral, up to a maximum of $6,250 per participant for any one plan year.  The aggregate amount each NEO elected to defer and the amount that the Company contributed to the Wealth Accumulation Plan is shown in the Non-Qualified Deferred Compensation table below.

Payment elections for the deferral year also must be made by December 15 of the preceding year. Participants can elect to receive payment either as an in-service distribution or upon termination of employment. Payment can be made as a lump sum or in monthly installments for up to 180 months, depending on whether the participant elected to receive payment as an in-service distribution or upon termination of employment, and the payment options offered at the time of the participant’s deferral election.  Generally, Wealth Accumulation Plan deferral account benefit payments will not begin earlier than the elected commencement date.  In the event of a participant’s death, the participant’s deferred compensation benefit will be paid to the participant’s beneficiaries and/or estate in a lump sum.  Participants may request an early withdrawal in the event of an unforeseen emergency, which request is subject to approval. For all participants, distributions triggered by termination of employment are automatically delayed six months.  The Company has the right to terminate the Wealth Accumulation Plan and distribute all vested amounts credited to participant accounts upon a change in control.

Participants direct all investments under this plan. The investment options include mutual funds and similar investments. Changes to the investment selection can be made at any time. Participants are always vested in their own salary deferrals and vest 100% in Company matching contributions after three years of service. All of the NEOs who participated in the plan are fully vested in their Wealth Accumulation Plan account balances.

NEO	Aggregate Balance at December 31, 2015	Executive Contributions in 2016 (1)	Company Matching Contributions in 2016 (2)	Aggregate Earnings in 2016	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at December 31, 2016 (3)
Bret C. Griess	$1,270,041	$85,718	$6,792	$124,050	$(46,530)	$1,440,071
Randy R. Wiese	$497,302	$49,224	$6,250	$263	$-	$553,039
Kenneth M. Kennedy	$671,207	$36,707	$6,250	$65,596	$-	$779,760
Brian A. Shepherd (4)	$-	$-	$-	$-	$-	$-
Joseph T. Ruble	$737,766	$226,688	$6,250	$74,168	$-	$1,044,872

(1) These amounts are also included in the "Base Salary" or "Non-Equity Incentive Plan Compensation" columns in the 2016 Summary Compensation Table on page 35.

(2)    These amounts were reported as "All Other Compensation" in the 2016 Summary Compensation Table on page 35 and as "Company non-qualified deferred compensation contributions" in Footnote (8) on page 36.

(3)    The aggregate balance includes the following executive and Company contribution amounts reported in the summary compensation tables in prior year proxy statements beginning with the 2007 proxy statement:  Mr. Griess $329,750, Mr. Wiese $404,336, and Mr. Ruble $518,032.

(4) Mr. Shepherd did not participate in the plan in 2016.

CSG Systems International, Inc.	2017 Proxy Statement	41

Employment and Separation Agreements

Employment Agreements with Messrs. Griess, Wiese, Kennedy, Shepherd, and Ruble

General Terms

We entered into employment agreements with each of Messrs. Griess, Wiese, Kennedy, Shepherd, and Ruble which are all substantially similar, except as noted below.

Each agreement continues in effect until the executive’s termination of employment. Each agreement provides for a base salary at an annual rate not less than the rate for the preceding calendar year. In addition, the employment agreements set the executive’s annual incentive bonus opportunity at not less than: 150% of base salary for Mr. Griess and 100% of base salary for Messrs. Kennedy, Shepherd, and Wiese. The employment agreements include reimbursement of business expenses, vacations and holidays, and other customary benefits. In addition, the employment agreements contain customary confidentiality, non-solicitation, and non-competition provisions.

Termination and Change of Control Provisions

Each employment agreement also contains certain benefits upon the executive’s termination of employment or Change of Control (as defined below) of the Company, as outlined below.

If the executive’s employment is terminated due to death or disability, he (or his estate) would receive his: (1) accrued and unpaid base salary; and (2) earned and unused vacation pay through the employment termination date in a lump sum payment (the “accrued benefits”); any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date; a pro rata portion of his annual incentive bonus for the year in which his employment terminates, payable at the same time as payments to continuing executives; and, in the event of disability, continued participation at the Company’s expense in group medical, dental, life, and long-term disability benefits (“group insurance benefits”) until age 65, unless restricted or prohibited.

If the executive’s employment is terminated for Cause (as defined below), he would receive only his accrued benefits and any other amounts or benefits earned, accrued, or owed to him but not paid through the employment termination date.

If the executive voluntarily resigns, he would receive only his accrued benefits through the employment termination date and any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date. If his voluntary resignation is effective on

December 31 of a particular year, he would receive his annual incentive bonus for that year to be paid in accordance with the regular payment schedule.

If prior to the occurrence of a Change of Control, the Company terminates the executive’s employment for any reason other than Cause, or his death or disability, or he terminates his employment on account of Constructive Termination (as defined below), then he would receive: (1) his accrued benefits; (2) any other amounts or benefits earned, accrued, or owed to him but not paid through the employment termination date; and (3) if he executes a release of all claims and the revocation period expires within 45 days, and he continues to comply with his fiduciary obligations, the restrictive covenants and any other material ongoing obligations, (a) an amount equal to 100% of his average W-2 wages for the three prior calendar years payable in accordance with the Company’s normal payroll practices, and (b) continued participation at the Company’s expense in the group insurance benefits up to one year, unless restricted or prohibited. As a new employee in February 2016 for 2016 and 2017 Mr. Shepherd will receive an amount equal to his base salary at the time of termination and any annual incentive bonus which he would have been entitled to receive for the calendar year during which the termination date occurs plus the same group insurance benefits as the other NEOs.  After 2017 Mr. Shepherd will be treated in accordance with the other NEOs, except that the average of his base salary will be calculated using the number of years that he has been employed, excluding 2016 when he was not employed for the full year.

If within 18 months after the occurrence of a Change of Control, the Company (or any permitted assignee) terminates the executive’s employment for any reason other than Cause, or his death or disability, or he terminates his employment on account of a Constructive Termination, then he would receive: (1) his accrued benefits; (2) any other amounts or benefits earned, accrued, or owed to him but not paid through the employment termination date; (3) automatic vesting (subject to limitations) of all unvested restricted stock awards that are in effect on the termination date and which provide for automatic vesting upon his involuntary termination without Cause after a Change of Control; and (4) if he executes a release of all claims and the revocation period expires within 45 days, and he continues to comply with his fiduciary obligations, the restrictive covenants,

42	CSG Systems International, Inc.	2017 Proxy Statement

and any other material ongoing obligations, (a) an amount equal to three (3) times the sum of his base salary for the calendar year in which the termination occurs plus the performance-based cash bonus which he would receive for the calendar year in which the termination occurs if the Companies attained 100% of their performance goals for such calendar year, reduced as necessary so that the actual amount, if any, payable plus the applicable amounts of any other relevant payments or benefits is $1.00 less than the amount which would result in the imposition of a tax under Section 4999 of the Code, on "excess parachute payments" (as defined in Section 280G of the Code), and (b) continued participation at the Company’s expense in the group insurance benefits up to two years, unless restricted or prohibited.

Clawback

A “clawback” provision has been included in each of the employment agreements. In certain cases, the Company is authorized to reduce or cancel, or require the recovery of all or a portion of the executive’s annual bonus or LTI compensation award if the Board determines that the executive has engaged in intentional misconduct that has led to a material misstatement of our financial statements.

Definitions

Cause. Under the employment agreements, the Board may terminate the executive’s employment for Cause. Cause generally includes: (1) the executive’s confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty; (2) the executive’s certification of materially inaccurate financial or other information pertaining to the Company or any of its subsidiaries with actual knowledge of such inaccuracies; (3) the executive’s refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of its subsidiaries unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel; (4) the executive’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without a reasonable justification and failure on the part of the executive to cure such absenteeism within 20 days after he receives a written notice from the Board setting forth the particulars of such absenteeism; (5) material violation by the executive of his nondisclosure obligations under the employment agreement; (6) habitual and material negligence by the executive in the performance of his duties and responsibilities under the employment agreement and failure on the part of the executive to cure such negligence within 20 days after he receives a written notice from the Board setting forth in reasonable detail the particulars of such negligence; (7) material non-compliance by the executive with his performance obligations under the employment agreement and failure to correct such non-compliance within 20 days after his receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance; (8) material failure by the executive to comply with a lawful directive of the Board and failure to cure such non-compliance within 20 days after his receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance; (9) a material breach by the executive of any of his fiduciary duties to the Company or its subsidiaries and, if such breach is curable, the executive’s failure to cure such breach within 10 days after he receives a written notice from the Board setting forth in reasonable detail the particulars of such breach; or (10) willful misconduct or fraud on the part of the executive in the performance of the executive’s duties under the employment agreement as determined in good faith by the Board.

In no event will the results of operations of the Company or any business judgment made in good faith by the executive constitute an independent basis for termination for Cause of the executive’s employment under the employment agreement. Any termination of the executive’s employment for Cause must be authorized by a majority vote of the Board taken within six months after a majority of the members of the Board (other than the executive) have actual knowledge of the occurrence of the event or conduct constituting the Cause for such termination.

Change of Control. For purposes of the employment agreements and the unvested restricted stock awards, a “Change of Control” of the Company generally includes: (1) the merger or consolidation of the Company into another corporation; (2) the acquisition of 30% or more of the outstanding voting capital stock of the Company by any person, entity, or group of persons; (3) a “going private” transaction involving the Company; (4) the sale or other disposition of all or substantially all of the Company’s property and assets; (5) the disposition to a third party of a major portion or portions of the Company’s business (measured either by the consideration received as a percentage of the market value of the common stock or by the revenues of the Company represented by the business being sold); or (6) a change in a majority of the members of the Board without approval of 75% of the incumbent directors. The foregoing is merely a summary of the more detailed definition of “Change of Control” that appears in the applicable employment agreements.

CSG Systems International, Inc.	2017 Proxy Statement	43

Constructive Termination. For purposes of the employment agreements, a “Constructive Termination” generally means any action by the Board or CEO or a permitted assignee, without the executive’s prior consent, that materially and adversely alters the authority, duties, or responsibilities of the executive. The executive must provide written notice to the Board or the permitted assignee of the existence of the condition giving rise to the Constructive Termination within 90 days following the date the executive first becomes aware of the existence of the condition and the Board or permitted assignee fails to materially cure the condition within 30 days following the notice.

Separation Agreement with Joseph T. Ruble

In connection with Mr. Ruble’s resignation as an executive officer effective May 31, 2016 we entered into a separation agreement with him.  Under the terms of the separation agreement, Mr. Ruble remained with the Company in his current position on a full-time basis until his effective resignation as an officer of the Company on May 31, 2016.  From June 1, 2016 through July 15, 2016 Mr. Ruble continued his employment as a non-executive employee of the Company to assist with the transition of his duties, and was entitled to 50% of his then base salary and continuation of certain other benefits.

The separation agreement also provided that Mr. Ruble’s equity awards would continue to vest until July 15, 2016 with the acceleration of vesting of 17,825 restricted stock units on his resignation date.  In addition, the separation agreement specified that Mr. Ruble would be entitled to the benefits under his employment agreement for a termination without Cause prior to a Change of Control, with the amount for the payments under clause (3) above (Section 10(d)(ii) of his employment agreement). See 2016 Summary Compensation Table (page 35) and the table below for information on the termination-related payments to Mr. Ruble.

Joseph T. Ruble	Total
Cash Amount (1)	$1,450,479
Benefits (2)	26,638
Accelerated vesting of restricted stock awards (3)	757,741
Totals	$2,234,858

(1) Cash amount includes severance payments as described in Mr. Ruble's separation agreement.
(2) Amount includes premiums for 12 months including group medical, dental, vision and life insurance.

(3)    Represents the value of 17,825 shares from Mr. Ruble's November 18, 2015 time-based grant where vesting was accelerated to May 31, 2016 in conjunction with his resignation. Market price of the common stock on May 31, 2016 was $42.51 per share.

Potential Payments Upon Termination of Employment

The following describes the additional amount of compensation that would be paid to each of our NEOs (except Mr. Ruble) in the event of a termination of the executive’s employment under various scenarios. The amounts shown assume that such termination was effective as of December 31, 2016 and include estimates of the amounts that would be paid to each executive upon such termination. The closing price of our common stock as of December 30, 2016 (the last trading day of our fiscal year), $48.40, is used in determining the potential value of accelerated vesting of restricted stock. The actual amounts to be paid can only be determined at the time of such executive’s separation from us. The amounts paid (or to be paid) to Mr. Ruble in connection with his resignation as an executive officer effective May 31, 2016 are set forth above under “Separation Agreement with Joseph T. Ruble”.

Termination for Death, Disability, or Voluntary Resignation

Assuming termination of employment on December 31, 2016 on account of the death of Mr. Griess, Mr. Wiese, Mr. Kennedy, or Mr. Shepherd, by reason of the executive’s disability, or his voluntary resignation, the executive would receive his accrued benefits, any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date, and his incentive bonus for 2016. In addition, if the executive’s employment is terminated by reason of his disability, the executive would receive continued coverage under the group insurance benefits until the first to occur of the cessation of such disability or the attainment of age 65. The monthly premiums at December 31, 2016 for the group insurance benefits were approximately $1,641 for Mr. Griess (age 48), $1,766 for Mr. Kennedy (age 47), $1,641 for Mr. Shepherd (age 49), and $1,775 for Mr. Wiese (age 57).

Termination for Cause

Assuming termination of employment on December 31, 2016 by the Company for Cause for Mr. Griess, Mr. Wiese, Mr. Kennedy, or Mr. Shepherd, the executive would receive his accrued benefits through the termination date and any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date.

44	CSG Systems International, Inc.	2017 Proxy Statement

Termination Without Cause Prior to a Change of Control

Assuming termination of employment on December 31, 2016 by the Company without Cause (or a Constructive Termination by the executive) prior to a Change of Control for Mr. Griess, Mr. Wiese, Mr. Kennedy, or Mr. Shepherd, the executive would receive his accrued benefits through the termination date, and any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date. Subject to an irrevocable release, he would also receive an amount equal to 100% of his average W-2 wages for the three prior calendar years (or approximately one times annual total direct compensation) and continued coverage under the group insurance benefits as shown in the following table.

Termination Without Cause Prior to a Change of Control

Termination Without Cause Prior to a Change of Control - Payment or Benefit	Bret C. Griess	Randy R. Wiese	Kenneth M. Kennedy	Brian A. Shepherd
Cash Amount (1)	$1,877,812	$1,693,896	$711,816	$800,000
Group medical, dental, life and long-term disability benefits (2)	19,688	21,300	21,194	19,688
Acceleration of vesting of restricted stock awards (3)	-	463,091	204,006	-
Totals	$1,897,500	$2,178,287	$937,016	$819,688

(1)    Amount payable in substantially equal installments in accordance with the Companies' normal payroll practices for the twelve (12) months following the Termination Date; provided, that such payments shall commence on the first regularly scheduled payroll date that is at least sixty (60) days following the Termination Date.

(2)    Amount represents premiums for 12 months, based upon monthly premiums being paid as of December 31, 2016. Benefits will cease if the executive receives substantially equivalent benefits from another employer.

(3)    Amount represents the number of shares of unvested restricted stock that would vest upon the termination of employment prior to a Change of Control, multiplied by the closing market price of the common stock on December 30, 2016 the last trading day of the year, of $48.40 per share.

Termination Without Cause After a Change of Control

Assuming termination of employment on December 31, 2016 by the Company, without Cause (including a Constructive Termination) after a Change of Control (as “Cause” and “Change of Control” are defined above), the executive would receive his accrued benefits; any other amounts or benefits earned, accrued, or owed to him but not paid as of the employment termination date; and vesting of all unvested shares of restricted stock held on December 31, subject to limitations. Subject to an irrevocable release, he would also receive: (a) an amount equal to three (3) times the sum of his base salary plus the performance-based cash bonus which he would receive if the Companies attained 100% of their performance goals, that together with other compensation and benefits, would not exceed the Section 280G excise tax threshold limit; and: (b) continued coverage under the group insurance benefits for two (2) years as shown in the following table. The table includes the value of unvested shares of restricted stock based on the following share amounts: Mr. Griess (137,254 shares), Mr. Wiese (97,076 shares), Mr. Kennedy (29,583 shares), and Mr. Shepherd (24,519, shares):

Termination Without Cause After a Change of Control

Termination Without Cause After a Change of Control - Payment or Benefit	Bret C. Griess	Randy R. Wiese	Kenneth M. Kennedy	Brian A. Shepherd
Cash Amount (1)	$597,209	$1,545,005	$1,457,519	$358,265
Group medical, dental, life and long-term disability benefits (2)	39,376	42,600	42,388	39,376
Acceleration of vesting of restricted stock awards (3)	6,643,094	4,698,478	1,431,817	1,186,720
Totals	$7,279,679	$6,286,083	$2,931,724	$1,584,361

(1) Amount would be paid in a lump sum within 30 days after the termination of employment without regard to other employment.

(2)    Amount represents premiums for 24 months, based upon monthly premiums being paid as of December 31, 2016. Benefits will cease if the executive receives substantially equivalent benefits from another employer.

(3)    Amount represents the number of shares of unvested restricted stock that would vest upon the termination of employment after a Change of Control, multiplied by the closing market price of the common stock on December 30, 2016 the last trading day of the year, of $48.40 per share.

CSG Systems International, Inc.	2017 Proxy Statement	45

PROPOSAL 2 –ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION of named executive officers

Pursuant to Section 14A of the Exchange Act, our stockholders have the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our NEOs, as disclosed pursuant to the SEC's compensation disclosure rules, such as Proposal 3 included on page 47 of this proxy statement.

The enclosed proxy card gives our stockholders four choices for voting on this proposal. You can choose whether the say-on-pay vote should be conducted every three years, every two years, or every year. You may also abstain from casting a vote.

Factors to Consider in Voting on This Proposal

Our Board has discussed and carefully considered the alternatives regarding the frequency of say-on-pay proposals in an effort to determine the approach that would best serve the Company and our stockholders. Our Board has considered several factors supporting an annual vote.

Factors considered in support of an annual say-on-pay vote include the following:

•	An annual say-on-pay vote is consistent with past practice and the prior stockholder vote on frequency of advisory votes on executive compensation;
•	An annual say-on-pay vote provides us with immediate and direct input from our stockholders on our compensation principles and practices as disclosed in the proxy statement every year;
•

An annual advisory vote provides frequent communication from our stockholders, which is consistent with our efforts to seek input from our stockholders regarding corporate governance and our compensation philosophy; and

•	The lack of an annual say-on-pay advisory vote might make it more difficult for the Company to understand the outcome of a stockholder vote as to whether the stockholder vote pertains to the compensation disclosed in the current year proxy statement or pay practices over the previous year or two. As a result, a frequency other than annual might make it more difficult for the Board to understand and respond appropriately to the message being communicated by our stockholders.

After careful consideration, our Board believes that it is most appropriate to conduct an advisory vote on executive compensation every year; therefore, our Board recommends that you vote for an annual advisory vote on compensation of our NEOs.

When you vote in response to the resolution below, you may cast your vote on your preferred voting frequency by choosing among the following four options: every three years, every two years, or every year, or you may abstain from voting.

"RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion."

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be taken into consideration by the Board when determining the frequency for the advisory vote on executive compensation. This vote is advisory and, therefore, not binding, and the Board may decide in the future that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board Recommends a Vote FOR Approval of the

Option of EVERY YEAR as the Frequency with Which Stockholders Are Provided with Any Advisory Vote on the Compensation of Our NEOs.

46	CSG Systems International, Inc.	2017 Proxy Statement

PROPOSAL 3 – ADVISORY VOTE TO APPROVE the COMPENSATION of our named executive officers

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs on an annual basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.

As described under the heading Compensation Discussion and Analysis, our executive compensation program is designed to attract and retain qualified executives, recognize and reward individual performance, and align executive pay with stockholder return over both the short and long term. Under this program, our NEOs are rewarded for the achievement of specific annual and long-term strategic, financial, and operational goals, and increases in stockholder value. For additional information about our executive compensation program, please read the Compensation Discussion and Analysis beginning on page 23.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board. The Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our NEOs.

The Board Recommends a Vote FOR the Approval of the Advisory Vote of the Compensation of our NEOs.

CSG Systems International, Inc.	2017 Proxy Statement	47

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The firm of KPMG LLP served as the Company’s independent registered public accounting firm for 2016 and has been appointed by the Company’s Audit Committee to serve in such capacity for 2017. The Company expects that a representative of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

The following table sets forth: (1) as “Audit Fees” the aggregate fees billed by KPMG LLP for 2016 and 2015 for professional services rendered for audits of the Company’s annual consolidated financial statements and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q as well as for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for such periods, such as the attestation on the effectiveness of the Company’s internal control over financial reporting; (2) as “Audit-Related Fees” the aggregate fees billed by

KPMG LLP in 2016 and 2015 for assurance and related services that are reasonably related to the performance of the audits or reviews of the Company’s financial statements that are not reported under “Audit Fees;” and (3) as “Tax Fees” the aggregate fees billed by KPMG LLP in 2016 and 2015 for federal, state, and foreign tax compliance, tax advice, and tax planning services:

	2016	2015
Audit Fees	$1,497,070	$1,430,520
Audit-Related Fees	430,000	410,000
Tax Fees	247,420	716,380
Totals	$2,174,490	$2,556,900

Other than as reported above, no other fees were billed by KPMG LLP for 2016 or 2015. All (100%) of the services and fees listed under “Audit-Related Fees” and “Tax Fees” above were pre-approved by the Audit Committee under the procedures described below.

Pre-Approval Policies and Procedures

The Audit Committee charter requires the Audit Committee to approve, in advance of the performance of the services, all audit and permissible non-audit services to be provided to the Company by the Company’s independent registered public accounting firm. The Audit Committee has delegated to its Chair the authority to perform the Audit Committee’s responsibilities with respect to such approvals. The Audit Committee Chair is required to report to the Audit Committee at its next meeting on the manner in which such delegated performance was carried out by him. Each year since 2003 the engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by its Chair pursuant to the delegated authority referred to above.

The Audit Committee annually evaluates the performance of its independent registered public accounting firm and determines whether to re-engage the current independent auditors or consider other independent audit firms.

Factors considered by the Audit Committee in deciding whether to retain the current independent auditors include:

•	quality of service and sufficiency of resources;
•	communication and interaction; and
•	independence, objectivity, and professional skepticism.

Based on this evaluation, the Audit Committee and the Board believe that retaining KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017 is in the best interests of our Company and its stockholders.

Although the Company’s Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm, the Board is requesting the Company’s stockholders to ratify the Audit Committee’s appointment of KPMG LLP to serve in such

48	CSG Systems International, Inc.	2017 Proxy Statement

capacity for 2017 so that the Company will have the benefit of its stockholders’ views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2017. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for 2017 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board Recommends That Stockholders Vote FOR Ratification of the Appointment of KPMG LLP

As Our Independent Registered Public Accounting Firm for Fiscal 2017.

CSG Systems International, Inc.	2017 Proxy Statement	49

REPORT OF THE AUDIT COMMITTEE

The primary purposes of the Audit Committee, as set forth in its charter, are to oversee the accounting and financial reporting processes of the Company and the audits of the consolidated financial statements of the Company and provide oversight of our risk and compliance management programs.

We have implemented procedures to assist the Audit Committee with its responsibilities under its charter. During 2016 and thereafter through the completion of the audit of the Company’s consolidated financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company’s independent registered public accounting firm.

We reviewed and discussed both with management of the Company and with the Company’s independent registered public accounting firm, KPMG LLP, the Company’s audited consolidated financial statements for 2016.

We also discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees.”

We received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and have discussed with KPMG LLP its independence.

Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited consolidated financial statements of the Company as of and for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors:

David G. Barnes, Chair

Ronald H. Cooper

Janice I. Obuchowski

Donald B. Reed

50	CSG Systems International, Inc.	2017 Proxy Statement

RELATED PARTY TRANSACTIONS

Our Audit Committee charter, as amended August 21, 2013 requires the Audit Committee to review and approve all related party transactions. For purposes of the charter, the term “related party transactions” includes all transactions required to be disclosed pursuant to SEC Regulation S-K Item 404.

There were no related party transactions during 2016 and there are not any currently proposed transactions, in which the Company was or is a participant with any related person, which would be required to be disclosed pursuant to Item 404 of Regulation S-K.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2018 proxy statement pursuant to SEC rules must submit the proposal so that it is received by us no later than December 5, 2017 unless the date of our 2018 annual meeting is more than 30 days before or after May 18, 2018, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.  SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, CSG Systems International, Inc., at 9555 Maroon Circle, Englewood, Colorado 80112 prior to September 1, 2017 and after September 1, 2017 at Granite Place at Village Center, 6165 S. Willow Drive, Greenwood Village, CO 80111.

For stockholder proposals and stockholder nominations submitted outside of the SEC proposal rules, our bylaws require that advance written notice in proper form for matters to be brought before an annual stockholders meeting be received by the Secretary of the Company not less than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2018 annual meeting must be received by us no later than January 18, 2018. If the date of our 2018 annual meeting is changed by more than 30 days from May 18, 2018, proper notice of stockholder proposals must be received as provided for in our Bylaws.

Our bylaws also provide that stockholder nominations of persons for election to the Board are subject to certain informational requirements. Copies of our bylaws are available to stockholders upon request made to our Secretary at the above address.

HOUSEHOLDING

We have adopted a procedure called “householding.” This practice allows us to deliver only one copy of proxy-related materials, annual reports, and information statements to stockholders who share the same address and last name and who do not participate in e-mail delivery of these materials, unless one or more stockholders notifies us that he or she would like to receive an individual copy. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s Annual Meeting or for future meetings or stockholder communications, please send your written request to CSG Systems International, Inc., 9555 Maroon Circle, Englewood, Colorado 80112, prior to September 1, 2017 and after September 1, 2017 to Granite Place at Village Center, 6165 S. Willow Drive, Greenwood Village, CO 80111, Attn: Investor Relations Department, or call us at (303) 200-2000. Upon request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.

CSG Systems International, Inc.	2017 Proxy Statement	51

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

If you request, we will provide you with a copy of our 2016 Annual Report on Form 10-K for the year ended December 31, 2016 without charge. You should send your written requests to our Investor Relations department at the address on page 51 of this proxy statement or contact the department at (303) 200-2000. The Form 10-K does not constitute and should not be considered a part of this proxy solicitation material.

OTHER MATTERS

As of the date of this proxy statement, we are not aware of any matter that may come before the Annual Meeting other than the matters discussed in this proxy statement; however, if any other matter is properly presented at the

Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

By Order of the Board of Directors

Gregory L. Cannon

Secretary

April 4, 2017

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING; HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

IF YOU ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE MEETING AND YOUR SHARES ARE HELD IN “STREET NAME,” YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

52	CSG Systems International, Inc.	2017 Proxy Statement

Appendix A

USE AND ReconciliationS of Non-GAAP Financial Measures

Use of Non-GAAP Financial Measures and Limitations

The Compensation Committee uses certain non-GAAP financial measures for the purpose of establishing the performance goals applicable to the annual performance bonus and LTI awards for our NEOs, as we believe that these non-GAAP measures better reflect our operating performance over extended periods of time.  In 2016 we used Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (each a non-GAAP measure) to measure the effectiveness of our NEOs for purposes of our compensation programs.

Adjusted (non-GAAP) financial measures are not measures of performance under GAAP, and therefore should not be considered in isolation or as a substitute for GAAP financial information. Limitations with the use of non-GAAP financial measures include the following items:

•	Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles;
•	The way we calculate non-GAAP financial measures may differ from the way other companies calculate similar non-GAAP financial measures;
•	Non-GAAP financial measures do not include all items of income and expense that affect our operations and that are required by GAAP to be included in financial statements;
•	Certain adjustments to our non-GAAP financial measures result in the exclusion of items of income or expense that are recurring and will be reflected in our financial statements in future periods; and
•	Certain charges excluded from our non-GAAP financial measures are cash expenses that impact our cash position.

The Company provides specific information regarding the treatment of GAAP amounts considered in preparing the adjusted (non-GAAP) financial measures and reconciles each non-GAAP financial measure to the most directly comparable GAAP measure.

Basis of Presentation

The table below identifies the items of income or expense included (in accordance with GAAP) in the determination of Operating Income and Net Income that are excluded from the Company’s calculation of Adjusted Operating Income and Adjusted Net Income:

Adjustments	Adjusted Operating Income	Adjusted Net Income/ Adjusted EPS
Restructuring and reorganization charges	X	X
Acquisition-related charges	X	X
Amortization of acquired intangible assets	X	X
Amortization of other intangible assets	—	X
Depreciation	—	X
Amortization of original issue discount (“OID”)	—	X
Loss on repurchase of convertible notes	—	X
Unusual income tax matters	—	X

CSG Systems International, Inc.	2017 Proxy Statement	53

The Company believes that excluding these items from Adjusted Operating Income and Adjusted Net Income provides meaningful supplemental information regarding our ongoing performance.

Reconciliations

Adjusted Operating Income:

The reconciliations of GAAP Operating Income to Adjusted Operating Income for the indicated periods are as follows (in millions):

Year Ended
December 31, 2016
GAAP operating income	$132.6
Restructuring and reorganization charges	0.4
Amortization of acquired intangible assets	8.5
Adjusted Operating Income	$141.5

Adjusted Net Income/Adjusted EPS:

The reconciliations of GAAP Net Income to Adjusted Net Income for the indicated periods are as follows (in millions, except EPS amounts):

	Year Ended
	December 31, 2016
	Amount	EPS (2)
GAAP net income	$62.9	$1.90
GAAP income tax provision (1)	37.1
GAAP income before income taxes	100.0
Restructuring and reorganization charges	0.4
Amortization of intangible assets	25.3
Depreciation	13.6
Amortization of OID	4.9
Loss on repurchase of convertible notes	8.7
Adjusted income before income taxes	152.9
Adjusted income tax provision (1)	(55.9)
Adjusted Net Income	$97.0	$2.94

(1) For the year ended December 31, 2016 the GAAP and Adjusted (non-GAAP) effective income tax rates were both approximately 37%.
(2) The outstanding diluted shares for the year ended December 31, 2016 were 33.0 million.

54	CSG Systems International, Inc.	2017 Proxy Statement

CSG SYSTEMS INTERNATIONAL, INC.9555 MAROON CIRCLE ENGLEWOOD, CO 80112VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:E21391-P86112KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.CSG SYSTEMS INTERNATIONAL, INC.The Board of Directors recommends you vote FOR the following:DETACH AND RETURN THIS PORTION ONLY1.Election of DirectorsNominees:For Against Abstain1a.   David G. Barnes1b.   Marwan H. Fawaz1c.   John L.M. Hughes!!!!!!!!!The Board of Directors recommends you vote FORproposals 3 and 4.For Against Abstain1d.   Donald V. Smith!!!3.To approve, on an advisory basis, the compensation of !!!our named executive officers.The Board of Directors recommends you vote1 YEAR for proposal 2.1 Year 2 Years3 YearsAbstain4.To ratify the appointment of KPMG LLP as our independent!!!registered public accounting firm for fiscal 2017.2.To approve, on an advisory basis, the frequency!!!!of advisory votes on the compensation of ournamed executive officers.NOTE: Any other business that properly comes before the meeting or any adjournment or postponement of the meeting.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.E21392-P86112CSG SYSTEMS INTERNATIONAL, INC.Annual Meeting of StockholdersMay 18, 2017 8:00 AM CDTThis proxy is solicited by the Board of DirectorsThe undersigned hereby constitutes and appoints Bret C. Griess and Gregory L. Cannon, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the "Company") standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sofitel Chicago Water Tower Hotel, 20 East Chestnut Street, Chicago, Illinois, 60611, at8:00 a.m. (Central Daylight Time) on May 18, 2017, and at any adjournments or postponements of the meeting, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof.THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company to be held on May 18, 2017, the Proxy Statement of the Company for such Annual Meeting, and the 2016 Form 10-K of the Company.Continued and to be signed on reverse side